Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170731

Prospectus

$600,000,000

Avis Budget Car Rental, LLC

Avis Budget Finance, Inc.

Exchange Offer for

8.25% Senior Notes due 2019

Offer for outstanding 8.25% Senior Notes due 2019, in the aggregate principal amount of $600,000,000 (which we refer to as the “Old Notes”) in exchange for up to $600,000,000 in aggregate principal amount of 8.25% Senior Notes due 2019 which have been registered under the Securities Act of 1933, as amended (which we refer to as the “Exchange Notes” and, together with the Old Notes, the “notes”).

Terms of the Exchange Offer:

•	Expires 5:00 p.m., New York City time, January 28, 2011, unless extended.

•	You may withdraw tendered outstanding Old Notes any time before the expiration or termination of the exchange offer.

•	Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	We can amend or terminate the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain United States federal income tax considerations.”

Terms of the Exchange Notes:

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The Exchange Notes will be our senior unsecured obligations, will rank equally with all our existing and future senior unsecured debt and will be senior to all our existing and future subordinated debt. Most of our other debt is secured, including our senior credit facilities, and, as such, holders of our secured indebtedness will have a priority claim on our assets that secure our secured indebtedness. In addition, the Exchange Notes will be effectively subordinated in right of payment to all of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated in right of payment to all of our non-guarantor subsidiaries’ existing and future indebtedness and other liabilities. See “Description of Exchange Notes.”

•	The Exchange Notes will mature on January 15, 2019. The Exchange Notes will bear interest semi-annually in cash in arrears on January 15 and July 15 of each year, beginning on January 15, 2011.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Exchange Notes.”

•	Upon a change of control, we may be required to offer to repurchase the Exchange Notes.

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The terms of the Exchange Notes are substantially identical to those of the outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the exchange offer, see “Risk factors” beginning on page 8 of this prospectus.

There is no established trading market for the Old Notes or the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 28, 2010

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of distribution”.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 8.25% Senior Notes due 2019.

This prospectus incorporates important business and financial information about Avis Budget Group that is not included or delivered with this prospectus. You may obtain copies of documents that Avis Budget Group files with the Securities Exchange Commission and incorporates by reference into this prospectus free of charge in writing or by telephone from:

Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, NJ 07054

Attention: Investor Relations

(973) 496-4700

To obtain timely delivery of this information, you must request the information no later than January 21, 2011.

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Avis Budget Car Rental, LLC is a Delaware limited liability company (“ABCR”) and an indirect subsidiary of Avis Budget Group, Inc., a Delaware corporation (“Avis Budget Group”). Avis Budget Finance, Inc. is a Delaware corporation (“Avis Finance”) and a wholly-owned subsidiary of ABCR. In this prospectus, unless otherwise indicated or the context otherwise requires, “issuer” refers to each of ABCR and Avis Finance, collectively the “issuers”, and not to any of their other subsidiaries; “we,” “us,” “our” and “Avis Budget Group” refer to Avis Budget Group, Inc. and its subsidiaries; “Avis” and “Budget” refer to our Avis and Budget operations, respectively, and do not include the operations of Avis Europe Holdings, Limited (“Avis Europe”) and its affiliates, as further discussed below; and “initial purchasers” refers to Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Credit Agricole Securities (USA) Inc., RBS Securities Inc. and Scotia Capital (USA) Inc., the initial purchasers of the Old Notes.

Our principal executive offices are located at 6 Sylvan Way, Parsippany, New Jersey 07054, and our main telephone number at that address is (973) 496-4700. Our website is located at http://www.avisbudgetgroup.com. The information contained on our website or that can be accessed through our website is not part of this prospectus and you should not rely on that information. The foregoing Internet websites are inactive textual references only, meaning that the information contained on the websites is not a part of this prospectus and is not incorporated in this prospectus by reference.

MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus includes industry share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein and cannot guarantee the accuracy or completeness of any such data or the related forecasts contained in this prospectus. Statements as to our industry position are based on data currently available to us. Information with respect to our brand loyalty was provided by Brand Keys, a third-party research firm specializing in brand loyalty measurement.

While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Special note regarding forward-looking statements” and “Risk factors” in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own the trademarks, service marks and trade names that we use in connection with the operation of our business. The service marks “Avis” and “Budget”, related marks incorporating the words “Avis” or “Budget”, and related logos and marks such as “We try harder” are material to our operations. Our subsidiaries, licensees and franchisees actively use these marks. All of the material marks used in our business are registered (or have applications pending for registration) with the United States Patent and Trademark Office as well as major countries worldwide where our subsidiaries and franchisees are in operation. Our subsidiaries own the marks used in our business.

INCORPORATION OF CERTAIN DOCUMENTS

This prospectus incorporates by reference the documents and reports listed below, which have been filed with the SEC (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated herein):

•	our definitive proxy statement under Regulation 14A in connection with our Annual Meeting of Stockholders (filed with the SEC on April 1, 2010;

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 24, 2010 (the “2009 10-K”);

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our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 6, 2010 (the “2010 First Quarter 10-Q”), for the quarterly period ended June 30, 2010, filed with the SEC on August 6, 2010 (the “2010 Second Quarter 10-Q”) and for the quarterly period ended September 30, 2010 filed with the SEC on November 5, 2010 (the “2010 Third Quarter 10-Q”); and

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our Current Reports on Form 8-K filed with the SEC on March 8, 2010, March 11, 2010, March 23, 2010, May 27, 2010, July 1, 2010, July 27, 2010, August 13, 2010, August 30, 2010, October 12, 2010, October 18, 2010, October 28, 2010, November 9, 2010 and November 18, 2010.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the exchange offer. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC. You may request free copies of these filings by writing or telephoning us at the following address or telephone number, as applicable, attention Investor Relations:

Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, New Jersey 07054

(973) 496-4700

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The forward-looking statements contained herein are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on various facts and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors and, of course, it is impossible to anticipate all factors that could affect our actual results. You should understand that the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	the high level of competition in the vehicle rental industry and the impact such competition may have on pricing and rental volume;

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an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;

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the results of operations or financial condition of the manufacturers of our cars, which could impact their ability to perform their payment obligations under repurchase and/or guaranteed depreciation arrangements they have with us, and/or their willingness or ability to make cars available to us or the rental car industry as a whole on commercially reasonable terms or at all;

•	travel demand, including airline passenger traffic in the United States and in the other international locations in which we operate;

•	the effects of economic conditions, including in the housing market, and the impact such conditions may have on us, particularly during our peak season or in key market segments;

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our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities and lending market consistent with current costs, and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt;

•	an occurrence or threat of terrorism, pandemic disease, natural disasters or military conflict in the locations in which we operate;

•	our dependence on third-party distribution channels;

•	our ability to control costs through our cost-savings and efficiency improvement initiatives or otherwise and successfully implement our business strategy;

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our ability to utilize derivative instruments and the impact of derivative instruments we currently utilize, which can be affected by fluctuations in interest rates, changes in government regulations and other factors;

•	our ability to accurately estimate our future results;

•	a major disruption in our communication or centralized information networks;

•	our exposure to uninsured claims in excess of historical levels;

•	our failure or inability to comply with regulations or contractual obligations or any changes in regulations or contractual obligations, including with respect to personally identifiable information;

•	any impact on us from the actions of our licensees, dealers and independent contractors;

•	substantial increases in the cost, or decreases in the supply, of fuel, vehicle parts, energy or other resources on which we depend to operate our business;

•	risks related to our indebtedness, including our substantial amount of debt and our ability to incur substantially more debt;

•	our ability to meet the financial and other covenants contained in the agreements governing our indebtedness;

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the terms of agreements among us and the former real estate, hospitality and travel distribution businesses following the separation of those businesses from us during third quarter of 2006, when we were known as Cendant Corporation (“Cendant”), particularly with respect to the allocation of assets and liabilities, including contingent liabilities and guarantees, commercial arrangements, the ability of each of the separated companies to perform its obligations, including its indemnification obligations, under these agreements, and the former real estate business’ right to control the process for resolving disputes related to contingent liabilities and assets;

•	risks associated with litigation involving Avis Budget Group;

•	risks related to tax obligations and the effect of potential changes in accounting standards;

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risks related to the proposed acquisition (the “Proposed DTG Acquisition”) of Dollar Thrifty Automotive Group, Inc. (“DTG”), including the timing to consummate the Proposed DTG Acquisition, the ability and timing to obtain required regulatory approvals and financing (and any conditions thereto) and our ability to promptly and effectively integrate the businesses of DTG and Avis Budget Group;

•	our exposure to fluctuations in foreign exchange rates; and

•	other business, economic, competitive, governmental, regulatory, political or technological factors affecting our operations, pricing or services.

Other factors and assumptions not identified above, including those described in the section of this prospectus titled “Risk factors,” as well as those incorporated by reference to the 2009 10-K, the 2010 First Quarter 10-Q, the 2010 Second Quarter 10-Q and the 2010 Third Quarter 10-Q, were also involved in the derivation of these forward looking statements, and the failure of such assumptions to be realized, as well as other factors, may also cause actual results of operations, financial condition and liquidity to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements, which we make in this prospectus, speak only as of the date of such statement, and except to the extent of our obligations under the federal securities laws, we undertake no obligation to update such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments unless required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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PROSPECTUS SUMMARY

This summary highlights material information about our business and about this offering of notes. This is a summary of material information contained elsewhere in this prospectus and incorporated by reference and is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, you should read this entire prospectus, including the section entitled “Risk factors,” as well as the consolidated financial statements, the related notes thereto and the other information incorporated by reference into this prospectus.

Company Overview

We operate two of the most recognized brands in the global vehicle rental industry through Avis and Budget. Avis is a leading rental car supplier to the premium commercial and leisure segments of the travel industry and Budget is a leading rental car supplier to the value-conscious segments of the industry. We are a leading vehicle rental operator in North America, Australia, New Zealand and certain other regions we serve, based on published airport statistics. We maintain a leading share of airport car rental revenue and operate one of the leading consumer truck rental businesses in the United States.

Our car rental business enjoys significant benefits from operating two distinct brands that target different industry segments but share the same fleet, maintenance facilities, systems, technology and administrative infrastructure. We believe that Avis and Budget both enjoy complementary demand patterns with mid-week commercial demand balanced by weekend leisure demand. For the year ended December 31, 2009, we generated total revenues of $5,131 million. The Avis, Budget and Budget Truck brands accounted for approximately 61%, 32% and 7% of our revenue, respectively, in 2009.

Our operations have an extended global reach that includes approximately 6,500 car and truck rental locations in the United States, Canada, Australia, New Zealand, Latin America, the Caribbean and parts of Asia. On average, our global rental fleet totaled more than 350,000 vehicles, and we completed more than 23 million vehicle rental transactions worldwide in 2009. Domestically, in 2009, we derived approximately 81% of our nearly $4.0 billion in total car rental revenue from on-airport locations and approximately 19% of our domestic car rental revenue from off-airport locations, which we refer to as our local market business. We rent our fleet of approximately 29,000 Budget trucks through a network of approximately 2,300 dealer-operated and 250 company-operated locations throughout the continental United States. We also license the use of the Avis and Budget trademarks to multiple licensees in areas in which we do not operate. The Avis and/or Budget vehicle rental systems in Europe, Africa, the Middle East and parts of Asia are operated at approximately 3,800 locations by subsidiaries and sub-licensees of an independent third party primarily under royalty-free trademark license agreements.

In 2009, our business continued to be impacted by the economic recession. As a result, we continued the implementation of our five-point cost-reduction and efficiency-improvement plan, which we introduced in November 2008, and our Performance Excellence process improvement initiative to reduce annual expenses. The five-point plan enabled us to realize cost savings in 2009 through:

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reductions in operating and selling, general and administrative expenses including the elimination of 3,000 positions in late 2008 and 2,250 additional positions in 2009, the majority of which were trimmed from fixed and semi-fixed overhead;

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a review of station, segment and customer profitability to identify and respond appropriately to unprofitable aspects of our businesses, which positively impacted our profit per transaction and our overall profitability but negatively impacted volume;

•	targeted price increases and changes to our sales, marketing and affinity programs in order to improve revenue per day and overall profitability;

•	further consolidation of purchasing programs; and

•	further consolidation of customer-facing and back-office functions and locations across our operations, including closing approximately 125 local business locations in 2009.

In 2009, we not only completed more than 23 million rental transactions worldwide, but also made significant progress toward our strategic objectives. We retained approximately 99% of our commercial contracts and maintained or expanded our marketing alliances with key marketing partners. In 2009, Avis was also named North America’s Leading Car Hire for the fourth consecutive year and World’s Leading Business Car Rental Company by the World Travel Awards. Budget was named “Car Rental Supplier of the Year” by Travel Leaders, one of the world’s largest leisure and corporate managed business travel agency networks. We are an “approved” or “preferred” provider for customers of a majority of the largest auto insurance companies in the United States. In 2009, as a result of our heightened focus on car class upgrades, sales of ancillary products and services, we increased the revenues per rental day that we generate from upgrades, where2 GPS navigation system units, loss damage waivers and insurance products, and other ancillary services.

In 2009, we diversified our fleet purchases, reduced our overall fleet size and implemented strategic price increases to offset lower demand for travel services. We continue to utilize sophisticated yield-management technology to optimize our pricing and fleet planning, and we continue to analyze and streamline our operations to gain efficiencies. In addition, our more than 21,000 employees continue to provide reliable, high-quality vehicle rental services that foster customer satisfaction and customer loyalty.

We categorize our operations in three operating segments: Domestic Car Rental, consisting of our Avis and Budget U.S. car rental operations; International Car Rental, consisting of our international Avis and Budget vehicle rental operations; and Truck Rental, consisting of our Budget truck rental operations in the United States. In 2009:

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Domestic Car Rental. Our domestic car rental segment generated approximately 73 million rental days and average time and mileage revenue per day of $42.22 with an average rental fleet of approximately 270,200 vehicles;

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International Car Rental. Our international car rental segment generated approximately 13 million rental days and average time and mileage revenue per day of $42.36 with an average rental fleet of approximately 51,100 vehicles; and

•	Truck Rental. Our truck rental segment generated approximately 4 million rental days and average time and mileage revenue per day of $73.08 with an average rental fleet of approximately 29,000 trucks.

Company History

ABCR is a Delaware limited liability company and an indirect, wholly-owned subsidiary of Avis Budget Group. Avis Finance is a direct, wholly-owned subsidiary of ABCR and functions solely as the co-issuer of the 2010 Notes, the 2006 Notes (each as defined and described in “Description of certain indebtedness”) and the notes.

Avis Budget Group was created through a merger with HFS Incorporated in December 1997 with the resultant corporation being renamed Cendant Corporation. On August 23, 2006, Cendant completed a separation into the following four separate companies (the “Cendant Separation”): Realogy Corporation (“Realogy”) for its former Real Estate Services businesses; Wyndham Worldwide Corporation (“Wyndham Worldwide”) for its former Hospitality Services businesses; Travelport Inc. (“Travelport”) for its former Travel Distribution Services businesses; and Cendant (now Avis Budget Group) for its Vehicle Rental businesses. Following completion of the Cendant Separation, Cendant changed its name to “Avis Budget Group, Inc.” and Avis Budget Group’s common stock , par value $0.01 per share (the “Common Stock”), began to trade on the New York Stock Exchange under the symbol “CAR”. For additional information regarding the Cendant Separation, see “Risk Factors—Risks Related to the Cendant Separation” in the 2009 10-K.

Exchange Offer

On October 15, 2010, we sold, through a private placement exempt from the registration requirements of the Securities Act, $400,000,000 of our 8.25% Senior Notes due 2019 and on November 18, 2010, we sold through a private placement exempt from the registration requirements of the Securities Act, $200,000,000 of our 8.25% Senior Notes due 2019, all of which are eligible to be exchanged for Exchange Notes. We refer to these notes as “Old Notes” in this prospectus.

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes (the “Registration Rights Agreement”). Under the Registration Rights Agreement, as amended, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed with the United States Securities and Exchange Commission (the “SEC”) and to complete the exchange offer within 45 days after the date such registration statement is declared effective. We refer to the notes to be registered under this exchange offer registration statement as “Exchange Notes” and collectively with the Old Notes, we refer to them as the “notes” in this prospectus. You may exchange your Old Notes for Exchange Notes in this exchange offer. You should read the discussion under the headings “—Summary of Exchange Offer,” “Exchange Offer” and “Description of Exchange Notes” for further information regarding the Exchange Notes.

Securities offered	$600,000,000 aggregate principal amount of 8.25% Senior Notes due 2019.

Exchange offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in integral principal multiples of $1,000. The exchange offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration date; withdrawal of tender	The exchange offer will expire 5:00 p.m., New York City time, on
January 28, 2011, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Broker-dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the exchange offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions to the exchange offer.”

Procedures for tendering Old Notes held in the form of book-entry interests	The Old Notes were issued as global securities and were deposited upon issuance with The Bank of Nova Scotia Trust Company of New York which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company (“DTC”).

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Your outstanding Old Notes must be tendered in multiples of $1,000.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old

Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States federal income tax considerations	The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See “Certain United States federal income tax considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange agent	The Bank of Nova Scotia Trust Company of New York is serving as the exchange agent for the exchange offer.

Shelf registration statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Consequences of exchanging or failing to exchange Old Notes” and “Description of Exchange Notes—Registration rights.”

Description of Exchange Notes

Issuers	Avis Budget Car Rental, LLC, a Delaware limited liability company, and Avis Budget Finance, Inc., a Delaware corporation.

Securities	$600,000,000 in aggregate principal amount of 8.25% senior notes due 2019.

Maturity	The Exchange Notes will mature on January 15, 2019.

Interest	Interest on the notes will be payable in cash and will accrue at a rate of 8.25% per annum.

Interest payment dates	January 15 and July 15, commencing on January 15, 2011. Interest will accrue from October 15, 2010.

Ranking	The Exchange Notes and the related guarantees will be the issuers’ and the guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment to any of our and the guarantors’ existing and future senior unsecured indebtedness;

•	rank senior in right of payment with all of our and the guarantors’ future senior subordinated indebtedness;

•	be effectively subordinated in right of payment to all of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

Guarantees	The payment of the principal, premium and interest on the Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Avis Budget Group, Inc., our indirect parent company, Avis Budget Holdings, LLC (“Avis Budget Holdings”) our direct parent company, and our existing and future direct and indirect subsidiaries that also guarantee the Senior Credit Facilities (as defined below). In the future, the guarantees may be released or terminated under certain circumstances. See “Description of Exchange Notes—Guarantees.”

Optional redemption	We may redeem all or part of the Exchange Notes at any time prior to October 15, 2014 at a redemption price of 100%, plus accrued and unpaid interest to the repurchase date, plus a make-whole premium. We may redeem all or part of the Exchange Notes at any time after October 15, 2014 at the redemption prices specified in “Description of Exchange Notes—Optional redemption.” In addition at any time prior to October 15, 2013, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes at a redemption price equal to 108.250% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that we raise in one or more equity offerings.

Change of control offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the Exchange Notes, to cause us to repurchase some or all of your Exchange Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Exchange Notes—Change of control.”

Asset sale offers	If we or our restricted subsidiaries sell assets following the issue date, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase Exchange Notes at an offer price in cash in an amount equal to 100% of the principal amount of the Exchange Notes plus accrued and unpaid interest to the repurchase date. See “Description of Exchange Notes—Certain covenants—Limitation on sales of assets and subsidiary stock.”

Certain Covenants	The indenture governing the notes (including the Exchange Notes), dated as of October 15, 2010 (the “Indenture”), among the issuers, the guarantors and The Bank of Nova Scotia Trust Company of New York, as trustee, contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred membership interests;

•	pay dividends on or make other distributions in respect of equity interests or make other restricted payments;

•	create liens on certain assets to secure debt;

•	make certain investments;

•	sell certain assets;

•	agree to certain restrictions on the ability of our restricted subsidiaries to make payments to the issuers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes—Certain covenants.”

No prior market	The Exchange Notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk factors	You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled “Risk factors” for an explanation of certain risks of investing in the notes. For a description of risks related to our industry and business, you should also evaluate the specific risk factors set forth in the section entitled “Risk Factors” in the 2009 10-K, the 2010 First Quarter 10-Q, the 2010 Second Quarter 10-Q and the 2010 Third Quarter 10-Q.

RISK FACTORS

Participating in the exchange offer is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included in, and incorporated by reference in, this prospectus prior to making an investment in the notes. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such case, you may lose all or part of your original investment in your notes. Along with the risks and uncertainties described below, you should carefully consider the risks and uncertainties described in the section entitled “Risk factors” in the 2010 10-K, the 2010 First Quarter 10-Q, the 2010 Second Quarter 10-Q, the 2010 Third Quarter 10-Q and the section entitled “Liquidity risk” in the 2010 10-K, the 2010 First Quarter 10-Q, the 2010 Second Quarter 10-Q and the 2010 Third Quarter 10-Q, which are incorporated by reference into this Prospectus.

Risks related to the exchange offer and holding the Exchange Notes

Our substantial indebtedness could adversely affect our financial flexibility and prevent us from fulfilling our obligations under the notes.

We have, and upon consummation of this exchange offer, we will continue to have a significant amount of indebtedness. As of September 30, 2010, we had approximately $7.4 billion of total indebtedness and approximately $728 million of available letter of credit and borrowing capacity, under the Senior Credit Facilities. If we apply the proceeds of the offerings of the notes to partially fund the Proposed DTG Acquisition, we will still require a significant amount of additional financing in order to consummate the Proposed DTG Acquisition, which will increase our indebtedness. Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our substantial indebtedness could have other important consequences to you and significant effects on our business.

For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	limit our ability to borrow additional amounts to fund working capital, capital expenditures, debt service requirements, execution of our business strategy, or acquisitions and other purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce the funds available to us for other purposes;

•

make us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•

expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and

•	make it more difficult to satisfy our financial obligations, including payments on the notes.

Our ability to make payments on and refinance our debt depends on our ability to generate cash flow. To some extent, this is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond our control. Our business may not generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, and our cash needs may increase. If we are unable to generate sufficient cash flow from operations to service our debt and meet our other cash needs, we may be forced to reduce or delay capital expenditures, sell or curtail assets or operations, seek additional capital, or seek to restructure or refinance our indebtedness. If we must sell or curtail our assets or operations, it may negatively affect our ability to generate revenue.

Despite our current indebtedness levels, we may still be able to incur substantially more debt, including additional secured indebtedness. This could further exacerbate the risks associated with our substantial indebtedness. Subject to the specified limitations referred to above, the indenture (the “2010 Note Indenture”) governing our $450 million aggregate principal amount of 9 5/8% Senior Notes due 2018, the indenture (the “2006 Note Indenture”) governing our $250 million aggregate principal amount of Floating Rate Senior Notes due 2014, $375 million aggregate principal amount of 7.625% Senior Notes due 2014 and $375 million aggregate principal amount of 7.75% Senior Notes due 2016 and the Senior Credit Agreement to which ABCR, Avis Budget Holdings and certain of its subsidiaries are parties (as amended, the “Senior Credit Agreement”) with a syndicate of lenders, including affiliates of each initial purchaser, consisting, as of September 30, 2010, of (i) a $52 million term loan (the “2012 Floating Rate Term Loan”) maturing in 2012, which was repaid in October, 2010, (ii) a $271 million term loan (the “2014 Floating Rate Term Loan” and, together with the 2012 Floating Rate Term Loan, the “Floating Rate Term Loans”) maturing in 2014, (iii) a $192 million revolving credit facility maturing in 2011 and (iv) a $983 million revolving credit facility maturing in 2013 (collectively with the Floating Rate Term Loans and as amended to date, the “Senior Credit Facilities”) limit, but do not prohibit, and the Indenture limits, but does not prohibit, us from incurring additional indebtedness in the future. The 2010 Note Indenture, the Indenture, the 2006 Note Indenture and the Senior Credit Agreement also allow us to incur certain additional secured debt and allow our subsidiaries to incur additional debt, which would be structurally senior to the notes. In addition, each of the 2010 Note Indenture, the 2006 Note Indenture and the Indenture allow us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors.

As noted above, as of September 30, 2010, the Senior Credit Facilities provided us with aggregate capacity of up to $728 million, all of which is available for borrowings. All of those borrowings would be secured and the lenders under the Senior Credit Facilities would have a prior claim to the assets that secure such indebtedness. In addition, neither the Indenture nor the Senior Credit Agreement prohibit us from incurring obligations that do not constitute indebtedness as defined therein. See “Description of Exchange Notes”. If we incur new debt or other obligations, the risk associated with substantial additional indebtedness described above, including our possible inability to service our debt, will increase.

The Indenture also contains, and the agreements evidencing or governing other future indebtedness may contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The Senior Credit Agreement and the Indenture restrict our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See the sections titled “Description of certain indebtedness” and “Description of Exchange Notes.”

In addition, we conduct our operations through our subsidiaries, certain of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Although the Indenture and the agreements governing certain of our other existing indebtedness limit the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of notes could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Credit Facilities could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing such borrowings and we could be forced into bankruptcy or liquidation, in each case, which could result in you losing your investment in the notes.

Restrictive covenants in the Indenture may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

The terms of certain of our indebtedness, including the 2010 Note Indenture, the 2006 Note Indenture, the Senior Credit Agreement and the Indenture contain, and any future indebtedness of ours may contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. The Indenture among other things, limits our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens;

•	enter into sale/leaseback transactions;

•	merge, consolidate or sell substantially all of our assets;

•	make investments and acquire assets;

•	make certain payments on indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	issue certain preferred membership interests or similar equity securities; and

•	conduct certain business operations other than a limited list of activities.

You should read the discussions under the headings “Description of Exchange Notes—Certain covenants” for further information about these covenants. A breach of the covenants or restrictions under the Indenture, could result in a default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event our lenders and noteholders accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness.

The restrictions contained in the Indenture and the agreements governing our other indebtedness could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into alliances;

•	withstand a future downturn in our business or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

Our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Your right to receive payments on the notes is effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and the guarantors’ obligations under their guarantees of the notes will be unsecured, but our obligations under the Senior Credit Facilities and each guarantor’s obligations under the Senior Credit Facilities are secured by a security interest in substantially all of ABCR’s and the guarantors’ assets. If we are declared bankrupt or insolvent, or if we default under the Senior Credit Facilities, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders under the Senior Credit Facilities could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the Indenture at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor in a transaction permitted under the terms of the Indenture, then such guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of such assets or by the equity interests in any such guarantor, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

As of September 30, 2010, we had total consolidated indebtedness of approximately $7.4 billion. Of the foregoing debt, approximately $5.6 billion was secured as of such date. The subsidiary guarantors had total indebtedness of $28 million, and we would have been able to incur an additional approximately $1.4 billion of secured indebtedness under our vehicle debt financing programs as of such date, subject to certain conditions. For further discussion, see “Description of certain indebtedness.”

Not all of our subsidiaries are guarantors and therefore the notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of these non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

The guarantors will include Avis Budget Group, Avis Budget Holdings and our subsidiaries that guarantee our obligations under the Senior Credit Facilities. None of our foreign subsidiaries will guarantee the notes.

The notes and guarantees will be structurally subordinated to all of the liabilities of any of the issuers’ subsidiaries that do not guarantee the notes and would be required to be paid before the holders of the notes have a claim, if any, against those subsidiaries and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of notes would not receive any amounts with respect to the notes from the assets of such subsidiary until after the payment in full of the claims of creditors, including trade creditors and preferred stockholders, of such subsidiary.

In addition, the equity interests of other equity holders in any non-guarantor subsidiary in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes.

Our non-guarantor subsidiaries accounted for approximately $1,736 million of our total revenues for the nine months ended September 30, 2010, excluding certain expenses relating to AESOP Leasing Company and equity in earnings eliminations. As of September 30, 2010, our non-guarantor subsidiaries accounted for approximately $8,225 million of our total assets excluding certain intercompany balances and equity eliminations, and approximately $5,828 million of our total liabilities, excluding certain intercompany balances, related taxes and equity eliminations.

Our ability to meet our obligations under our debt, in part, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us.

We conduct a significant portion of our business operations through our subsidiaries. In servicing payments to be made on the notes, we will rely, in part, on cash flows from these subsidiaries, mainly dividend payments. The ability of these subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of corporate and other law, and restrictions contained in agreements entered into by or relating to these entities. In addition, our foreign subsidiaries may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us and other limits.

Avis Finance has no assets or operations and you should not rely upon Avis Finance to make payments on the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of such notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors, or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•	the issuance of the notes or the incurrence of the note guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee, to the extent such guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such note guarantee or subordinate the notes or such note guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of notes to repay any amounts received with respect to such note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of notes; and (iii) equitable subordination is not inconsistent with the provisions of title 11 of the United States Code, as amended.

We may be unable to repurchase the notes upon a change of control or asset sale.

Upon the occurrence of specified kinds of change of control events, holders of the notes will have the right to require us to repurchase all or any part of their outstanding notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of repurchase. Similarly, under certain circumstances, we may be required to make an offer to repurchase notes if we make certain asset sales.

However, it is possible that we will not have sufficient funds when required under the Indenture to make the required repurchase of the notes. If we fail to repurchase notes in that circumstance, we will be in default under the Indenture. If we are required to repurchase a significant portion of the notes, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock, membership interests or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all of a portion of the notes held by such holder may be impaired.

The agreements governing our other indebtedness, including future agreements, contain and may contain prohibitions of certain events, including events that would constitute a change of control or an asset sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer or an asset sale offer could cause a default under these other agreements, even if the change of control or asset sale, if applicable, itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer or an asset sale offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the Indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

There is no established trading market for the notes and there is no guarantee that an active trading market for the notes will develop. You may not be able to sell the notes readily or at all or at or above the price that you paid.

The Exchange Notes are a new issue of securities and there is no established trading market for them, or for the Old Notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. You may not be able to sell your notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	the number of holders of Exchange Notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Old Notes for the Exchange Notes;

•	the interest of securities dealers in making a market for the Exchange Notes; and

•	the market for similar securities.

The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance to tendering holders of the Old Notes in the exchange offer, the Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and there can be no assurances that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our financial condition or results of operation, so warrant. A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital, which could have a material adverse impact on our financial condition and results of operations.

Holders of Old Notes who fail to exchange their Old Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the exchange offer, see the discussion below under the caption “Exchange Offer—Consequences of failure to exchange.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “Exchange Offer—Procedures for tendering Old Notes” and “Exchange Offer—Consequences of failure to exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets for our ratio of earnings to fixed charges on a historical basis for the periods indicated(1):

Year ended December 31,					Nine months ended September 30,
2009	2008	2007	2006	2005	2010	2009
—	—	—	—	—	1.31	1.04

(1)	Dashes in the following table represent a ratio of earnings to fixed charges less than 1.0.

For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor. For the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively, earnings were less than fixed charges by $77 million, $1,343 million, $992 million, $677 million and $62 million, respectively.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table presents selected historical consolidated financial data derived from our financial statements incorporated by reference in this prospectus. The information set forth below should be read in conjunction with our audited financial statements, including the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the 2009 10-K, and our unaudited financial statements, including the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the 2010 Third Quarter 10-Q.

	As of and for the year ended December 31,					As of and for the nine months ended September 30,
	2009	2008	2007	2006	2005	2010	2009
						(unaudited)
	(In millions, except per share data)
Results of operations
Net revenues	$5,131	$5,984	$5,986	$5,689	$5,400	$3,959	$3,971

Income (loss) from continuing operations	$(47)	$(1,124)	$(947)	$(451)	$(11)	$78	$2
Income (loss) from discontinued operations, net of tax	—	—	31	(1,479)	1,637	—	—
Cumulative effect of accounting changes, net of tax	—	—	—	(64)	(8)	—	—

Net income (loss)	$(47)	$(1,124)	$(916)	$(1,994)	$1,618	$78	$2

Per share data
Income (loss) from continuing operations
Basic	$(0.46)	$(11.04)	$(9.18)	$(4.48)	$(0.10)	$0.76	$0.02
Diluted	(0.46)	(11.04)	(9.18)	(4.48)	(0.10)	0.66	0.02
Income (loss) from discontinued operations
Basic	$—	$—	$0.30	$(14.71)	$15.74	$—	$—
Diluted	—	—	0.30	(14.71)	15.74	—	—
Cumulative effect of accounting changes
Basic	$—	$—	$—	$(0.63)	$(0.08)	$—	$—
Diluted	—	—	—	(0.63)	(0.08)	—	—
Net income (loss)
Basic	$(0.46)	$(11.04)	$(8.88)	$(19.82)	$15.56	$0.76	$0.02
Diluted	(0.46)	(11.04)	(8.88)	(19.82)	15.56	0.66	0.02
Cash dividend declared	$—	$—	$—	$1.10	$4.00	$—	$—

Financial position
Total assets	$10,093	$11,318	$12,474	$13,271	$34,493	$10,701	$9,962
Assets of discontinued operations	—	—	—	—	20,512	—	—
Assets under vehicle programs	6,522	7,826	7,981	7,700	8,500	7,593	6,456
Long-term debt, including current portion	2,131	1,789	1,797	1,842	3,508	2,128	1,885
Debt under vehicle programs(a)	4,374	6,034	5,596	5,270	7,909	5,277	4,516
Stockholders’ equity	222	93	1,465	2,443	11,342	373	229

(a)	Includes related-party debt due to Avis Budget Rental Car Funding (AESOP), LLC (formerly known as Cendant Rental Car Funding (AESOP) LLC, “Avis Budget Rental Car Funding”). See Note 18 to our audited consolidated financial statements in the 2009 10-K, and Note 12 to our unaudited consolidated financial statements in the 2010 Third Quarter 10-Q which are incorporated by reference in this prospectus.

In presenting the financial data above in conformity with GAAP, we are required to make estimates and assumptions that affect the amounts reported. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Accounting Policies—Critical Accounting Policies” in the 2009 10-K for a detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

Income (loss) from discontinued operations, net of tax, includes the after tax results of the following disposed businesses for all periods presented (through their dates of disposition): (i) Travelport, which we sold in August 2006; (ii) Realogy and Wyndham Worldwide, which were spun-off on July 31, 2006; (iii) our former Marketing Services division, which we sold in October 2005; (iv) Wright Express Corporation, which we sold in February 2005; and (v) our former mortgage, fleet leasing and appraisal businesses, which were included in the spin-off of PHH Corporation on January 31, 2005. Income (loss) from discontinued operations, net of tax, also includes a tax benefit realized as a result of certain elections made in connection with the disposition of Travelport on income tax returns filed during 2007, the after tax losses on the sale of Travelport and the spin-offs of Realogy and Wyndham Worldwide in 2006, the after tax gains on the sale of our Marketing Services division and Wright Express Corporation in 2005, and the after tax loss on the spin-off of PHH Corporation in 2005.

During the nine months ended September 30, 2010, we recorded a $40 million expense related to the extinguishment of a portion of our corporate debt and associated interest rate swaps.

In 2009, we recorded an approximately $33 million ($20 million, net of tax) non-cash charge primarily for the impairment of our investment in Carey, to reflect the other-than-temporary decline of the investments’ fair value below its carrying value. In 2008, we recorded a $1,262 million ($1,053 million, net of tax) non-cash charge to reflect (i) the impairment of goodwill, (ii) the impairment of Avis Budget Group’s tradenames assets and (iii) the impairment of our investment in Carey. These charges reflect the decline in their fair value below their carrying value, primarily as a result of reduced market valuations for vehicle services and other companies, as well as reduced profit forecasts due to soft economic conditions and increased financing costs. In 2007, we recorded a $1,195 million ($1,073 million, net of tax) non-cash charge for the impairment of goodwill at each of our reporting units to reflect the decline in their fair value as evidenced by a decline in the market value of the Common Stock. See Note 2 in our audited consolidated financial statements included in the 2009 10-K, which are incorporated by reference in this prospectus. In 2006, we recorded a non-cash impairment charge of approximately $1.3 billion within discontinued operations to reflect the difference between Travelport’s carrying value and its estimated fair value, less costs to dispose. In 2005, we recorded a non-cash impairment charge of $425 million within discontinued operations as a result of a decline in future anticipated cash flows of one of Travelport’s businesses.

In 2009 and 2008, we recorded $20 million and $28 million, respectively, of charges related to restructuring initiatives within each of our segments. In 2006, we recorded $10 million of restructuring charges related to restructuring initiatives within our Truck Rental and Domestic Car Rental segments. In 2005, we recorded $26 million of restructuring and transaction-related charges as a result of restructuring activities undertaken following the spin-off of PHH Corporation and the initial public offering of Wright Express Corporation. See Note 5 to our audited consolidated financial statements included in the 2009 10-K, which are incorporated by reference in this prospectus.

In 2009, 2008 and 2007, separation-related costs incurred in connection with the spin-offs of Realogy and Wyndham and the sale of Travelport were insignificant. In 2006 and 2005, we incurred separation-related costs of $574 million and $15 million, respectively. These costs consisted primarily of legal, accounting, other professional and consulting fees and various employee costs, and for 2006 included costs associated with the retirement of corporate debt.

In 2006 and 2005, we incurred $40 million and $35 million, respectively, of litigation and related costs primarily in connection with the 1998 discovery of accounting irregularities in the former business units of CUC International, Inc. In 2009, 2008 and 2007, these costs were immaterial.

In 2006, we recorded a $103 million ($64 million, net of tax) non-cash charge to reflect the cumulative effect of accounting charges related to (i) real estate time-share transactions at our former Hospitality Services and Timeshare Resorts segment and (ii) stock-based compensation awards. In 2005, we recorded a $14 million ($8 million, net of tax) non-cash charge to reflect the cumulative effect of accounting change relating to our asset retirement obligation to remove assets at certain leased properties.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain of our indebtedness that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements and related documents referred to herein, copies of which, are filed as exhibits to the registration statement of which this prospectus forms a part.

Senior Credit Facilities

Concurrently with the closing of the offering of the 2010 Notes and ABCR’s prepayment of approximately $450 million of the floating rate term loan then outstanding under the Senior Credit Agreement with the proceeds of the 2010 Notes, together with cash on hand, ABCR, as borrower, and Avis Budget Holdings entered into the second amendment to the Senior Credit Agreement (the “Second Amendment”), which amendment amends the Senior Credit Agreement and the Senior Credit Facilities. The following is a summary description of certain terms of the Senior Credit Facilities, as amended by the Second Amendment.

As of September 30, 2010, the Senior Credit Facilities provide the borrower with the ability to request term loans and revolving credit extensions in the aggregate amount, together with the Floating Rate Term Loans and revolving credit facility then outstanding, not to exceed $1,500 million, from lenders under the Senior Credit Facilities. As of September 30, 2010, we had $323 million outstanding under the Floating Rate Term Loan and $447 million of letters of credit (but no loans) under the revolving credit facilities. As of the same date, the Senior Credit Facilities provided us with aggregate capacity of up to $728 million, all of which was available for borrowings. The revolving credit facilities are available to finance the working capital needs and general corporate purposes of ABCR and its subsidiaries.

Maturity; prepayments

The Senior Credit Facilities are comprised as of September 30, 2010 of $983 million of revolving credit commitments expiring in 2013, $192 million of revolving credit commitments expiring in 2011, $271 million of Floating Rate Term Loan debt maturing in 2014 and $52 million of Floating Rate Term Loan debt maturing in 2012. The $52 million outstanding under the Floating Rate Term Loan due 2012 bears interest at three month LIBOR plus 375 basis points, and the $271 million outstanding under the Floating Rate Term Loan due 2014 bears interest at the greater of three month LIBOR or 1.50%, plus 425 basis points. In October 2010, the Company repaid the $52 million outstanding under the Floating Rate Term Loan due 2012.

Subject to certain exceptions, the Senior Credit Facilities are subject to mandatory prepayments in amounts equal to:

•

100% of the net proceeds of any sale or other disposition by the holding company parent of the borrower, the borrower or any of its subsidiaries of any assets, with certain exceptions, including sales or other dispositions in connection with securitizations and vehicle-related financings, sales of inventory or obsolete or worn-out property (including vehicles) in the ordinary course of business, and certain other dispositions and with customary reinvestment provisions; and

•

75% of the net proceeds of any incurrence of debt after the closing date by the holding company parent of the borrower, the borrower or any of its domestic subsidiaries, with certain exceptions including securitizations and vehicle-related financings, certain subordinated debt and refinancing of existing debt, including the notes.

Mandatory prepayment provisions are suspended at any time when the borrower’s corporate credit rating assigned by Moody’s Investors Service, Inc. (“Moody’s”) is at least Baa3 and its corporate issuer rating assigned by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) is at least BBB-, in each case with stable or positive outlook.

Voluntary prepayments and commitment reductions are permitted, with respect to term and revolving loans, in minimum principal amounts equal to $1,000,000 or whole multiples thereof, and with respect to swingline loans, in minimum principal amounts equal to $100,000 or whole multiples thereof.

Security; guarantees

The obligations of ABCR under the Senior Credit Facilities are guaranteed by Avis Budget Holdings, the direct parent company of ABCR, and each direct and indirect existing and future domestic subsidiary of the borrower, subject to certain exceptions, including an exception for securitization subsidiaries.

The Senior Credit Facilities and any swap agreements and cash management arrangements provided by any lender party to the Senior Credit Facilities are secured on a first priority basis by (i) pledges of all of the capital stock of all direct or indirect domestic subsidiaries (excluding securitization and certain other subsidiaries) of the borrower and up to 66% of the capital stock of each direct foreign subsidiary of ABCR, subject to certain exceptions and (ii) liens on substantially all of the personal property and certain real property of ABCR and each of the guarantors, subject to certain exceptions.

Interest

At ABCR’s election, the interest rate per annum applicable to the loans under the Senior Credit Facilities is based on a fluctuating rate of interest determined by reference to either (i) the eurodollar rate plus an applicable margin, which ranges from 3.75% to 4.25% based on whether the loan is a revolving or term loan and whether it was extended pursuant the Second Amendment, or (ii) the base rate plus an applicable margin, which ranges from 2.75% to 3.25% based on whether the loan is a revolving or term loan and whether it was extended pursuant the Second Amendment; provided that revolving loans that were extended pursuant to the Second Amendment bear an applicable margin set according to a specified pricing schedule, and all swingline loans bear interest at a rate per annum equal to the base rate plus the applicable margin.

Fees

We pay certain fees with respect to the Senior Credit Facilities, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting fee to the issuing bank, and (iii) administration fees.

Covenants

The Senior Credit Facilities contain a number of covenants that, subject to certain exceptions, among other things, limit or restrict the ability of the holding company parent of ABCR, ABCR and ABCR’s subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, pay or modify material debt instruments (adverse to the lenders) and modify agreements relating to the Separation Transactions, pay dividends, create liens, make acquisitions, investments, loans and advances, engage in mergers or make capital expenditures, or engage in certain transactions with affiliates. In addition, under the Senior Credit Facilities, the borrower is required to comply with specified financial ratios.

Events of default

The Senior Credit Facilities contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, material inaccuracy of representation or warranties, cross-default to material indebtedness, material judgments, change of control, actual or asserted invalidity of any guaranty or security document, and certain bankruptcy events. Our ability to borrow under the Senior Credit Facilities depends on, among other things, our compliance with the above-described financial ratios. Failure to comply with these ratios or the other provisions of the credit agreement for the Senior Credit Facilities (subject to certain grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the revolving credit facility and permit the acceleration of all outstanding borrowings under such credit agreement.

2006 Notes

On April 19, 2006, ABCR and Avis Finance completed a private offering of $250 million aggregate principal amount of Floating Rate Senior Notes due 2014 (the “Floating Rate 2006 Notes”), $375 million aggregate principal amount of 7.625% Senior Notes due 2014 (the “7 5/8% 2006 Notes”) and $375 million aggregate principal amount of 7.75% Senior Notes due 2016 (the “7 3/4% 2006 Notes” and collectively with the Floating Rate 2006 Notes and the 7 5/8% 2006 Notes, the “2006 Notes”) pursuant to the 2006 Indenture dated April 19, 2006, as supplemented, among ABCR, Avis Finance, the guarantors named therein and The Bank of Nova Scotia Trust Company of New York, as trustee. The 2006 Notes are senior unsecured obligations and rank equally in right of payment with all of ABCR’s and Avis Finance’s existing and future senior indebtedness.

The 2006 Indenture contains various provisions that limit our ability to, subject to certain exceptions, among other things, incur additional debt, provide guarantees in respect of obligations of other persons, issue redeemable stock and preferred stock, pay dividends or distributions or redeem or repurchase capital stock, prepay, redeem or repurchase debt, make loans, investments and capital expenditures, incur liens, make distributions from our subsidiaries, sell assets and capital stock of our subsidiaries, make acquisitions and consolidate or merge with or into, or sell substantially all of our assets to, another person. In addition, upon the occurrence of specific kinds of change of control events, we are required to offer to repurchase all outstanding 2006 Notes at 101% of their principal amount, plus any accrued and unpaid interest.

As of September 30, 2010, $250 million principal amount of Floating Rate 2006 Notes, $375 million principal amount of 7 5/8% 2006 Notes and $375 million principal amount of 7 3/4% 2006 Notes were outstanding.

Floating Rate 2006 Notes

The interest rate on the Floating Rate 2006 Notes is equal to three month LIBOR plus 250 basis points, for a rate of 2.88% at September 30, 2010. We have the right to redeem the Floating Rate 2006 Notes in whole or in part at any time, at the applicable scheduled redemption price, plus in each case, accrued and unpaid interest through the redemption date.

7 5/8% 2006 Notes and 7 3/4% 2006 Notes

We have the right to redeem the 7 5/8% 2006 Notes and 7 3/4% 2006 Notes in whole or in part at any time prior to May 15, 2010 and May 15, 2011, respectively, at the applicable make-whole redemption price and, in whole or in part, at any time on or after May 15, 2010 and May 15, 2011, respectively, at the applicable scheduled redemption price, plus in each case, accrued and unpaid interest through the redemption date.

Convertible Notes

On October 13, 2009, Avis Budget Group issued $345 million of the Convertible Notes pursuant to the indenture, dated as of such date (the “Convertible Note Indenture”), by and between Avis Budget Group and The Bank of Nova Scotia Trust Company of New York. The Convertible Notes are unsecured obligations of Avis Budget Group and bear interest at a rate of 3.50% per year, payable semiannually in arrears in cash on April 1st and October 1st of each year, beginning on April 1, 2010. Holders of the Convertible Notes may convert the Convertible Notes at their option on any day prior to the close of business on the second “scheduled trading day” (as defined in the Convertible Note Indenture) immediately preceding October 1, 2014. The conversion rate will initially be 61.5385 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $16.25 per share of Common Stock). Subject to certain exceptions, holders may require Avis Budget Group to repurchase, for cash, all or part of the Convertible Notes upon a “fundamental change” (as defined in the Convertible Note Indenture) at a price equal to 100% of the principal amount of the Convertible Notes being repurchased plus any accrued and unpaid interest. In addition, upon a “make-whole fundamental change” (as defined in the Convertible Note Indenture) prior to the maturity date of the Convertible Notes, we will, in some cases, increase the conversion rate for a holder that elects to convert its Convertible Notes in connection with such make-whole fundamental change.

In connection with the sale of the Convertible Notes, Avis Budget Group entered into convertible note hedge transactions with respect to the Common Stock (the “Call Options”) with affiliates of certain of the initial purchasers (the “Hedge Dealers”) and separate warrant transactions with affiliates of certain of the initial purchasers (collectively, the “Warrant Dealers”), whereby Avis Budget Group sold to the Warrant Dealers warrants (the “Warrants”) to purchase in the aggregate 21,230,782 shares of Common Stock, subject to adjustments, at an exercise price of $22.50 per share of Common Stock.

We used approximately $33.5 million of the net proceeds of the Convertible Notes offering for the cost of the Call Options after such cost was partially offset by the proceeds of the Warrants. The Call Options and the Warrants are separate contracts entered into by Avis Budget Group with the Hedge Dealers and Warrant Dealers, respectively, are not part of the terms of the Convertible Notes and do not affect the holders’ rights under the Convertible Notes. The Call Options are intended to offset the economic effect of, and reduce the net number of shares required to be issued upon, conversion of the Convertible Notes. The exercise price of the Call Options is equal to the initial conversion price of the Convertible Notes and is subject to adjustments. If, at the maturity date of the Warrants, the price per share of the Common Stock applicable to exercise of the Warrants is greater than the exercise price of the Warrants, Avis Budget Group will be required to issue, without further consideration, a number of shares equal to the aggregate value of such difference.

2010 Notes

On March 10, 2010, ABCR and Avis Finance completed a private offering of $450 million aggregate principal amount of 9 5/8% senior notes due 2018 (the “2010 Notes”), issued pursuant to the 2010 Indenture dated May 10, 2010, among ABCR, Avis Finance, the guarantors named therein and The Bank of Nova Scotia Trust Company of New York, as trustee. The 2010 Notes are senior unsecured obligations and rank equally in right of payment with all of ABCR’s and Avis Finance’s existing and future senior indebtedness.

The 2010 Indenture contains various provisions that limit our ability to, subject to certain exceptions, among other things, to incur, assume or guarantee additional indebtedness, pay dividends or redeem or repurchase capital stock, make other restricted payments, incur liens, redeem debt that is junior in right of payment to the 2010 Notes, sell or otherwise dispose of assets, including capital stock of subsidiaries, enter into mergers or consolidations, and enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications. In addition, upon the occurrence of specific kinds of change of control events, we are required to offer to repurchase all outstanding 2010 Notes at 101% of their principal amount, plus any accrued and unpaid interest.

Rental car ABS facility

Avis Budget Rental Car Funding, an indirect limited purpose and bankruptcy-remote subsidiary of ABCR, issues private placement notes (the “ABS Notes”) to investors as well as to bank conduit facilities. Avis Budget Rental Car Funding then uses the proceeds from its issuances of ABS Notes to make loans to AESOP Leasing, L.P. (“AESOP Leasing”) on a continuing basis. AESOP Leasing is required to use these proceeds to acquire or finance the acquisition of vehicles used in our rental car operations (collectively, the “AESOP ABS Facility”).

The AESOP ABS Facility, a domestic integrated financing program, is our principal domestic financing facility for our rental car and light truck fleet with $4,571 million of indebtedness outstanding and total indebtedness capacity of up to $5,671 million as of September 30, 2010. In October 2010, Avis Budget Rental

Car Funding completed the annual renewal of its asset-backed bank conduit facilities, expanding its conduit borrowing capacity by $100 million, to $2.05 billion. Such facilities are now comprised of a 364-day facility maturing in October 2011 and a two-year facility maturing in October 2012. Avis Budget Rental Car Funding also completed an offering of $700 million of ABS Notes with a weighted average interest rate of 3.2%. The offering was comprised of $500 million of five-year bonds and $200 million of three-year bonds. The proceeds of the offering are expected to be used to refinance maturing ABS Notes.

The AESOP ABS Facility indebtedness includes ordinary term ABS Notes and ABS Notes with varying principal amounts that may be increased or decreased as needed. No other company currently owned by Avis Budget Group, including the issuers, is obligated to make any payments on, or guarantee the payment of, the indebtedness issued pursuant to the AESOP ABS Facility. Subject to certain exceptions, none of the assets purchased with the proceeds of the AESOP ABS Facility are available to make payment on the notes.

Basic structure—indenture, leases and loans

Avis Budget Rental Car Funding, as of November 18, 2010, has outstanding twenty-two series of ABS Notes, issued under the Second Amended and Restated Base Indenture, dated as of June 3, 2004 (the “ABS Indenture”), and a separate series supplement for each series of ABS Notes. Avis Budget Rental Car Funding pledges substantially all of its assets as security for the repayment of those ABS Notes.

Covenants

Avis Budget Rental Car Funding agrees to provide information to the holders of the ABS Notes, maintain its business and properties, comply with laws and assign manufacturer repurchase programs and guaranteed depreciation programs to the trustee. The ABS Indenture limits the ability of Avis Budget Rental Car Funding to create liens, incur indebtedness, merge, dispose of and acquire assets, pay dividends following an amortization event, make investments and enter into agreements and limits the types of business it conducts.

Credit enhancement

Each series of ABS Notes (and each class thereof) has the benefit of credit enhancement in the form and amount specified for the series of ABS Notes. Credit enhancement may consist of over-collateralization, which is the estimated value of vehicles pledged above the amount of Avis Budget Rental Car Funding’s indebtedness, cash or demand notes supported by letters of credit. Prior to the issuance of a series of ABS Notes, Avis Budget Rental Car Funding determines the amount of credit enhancement desired to achieve a targeted credit rating for the series of ABS Notes from selected credit rating agencies, usually Moody’s, DBRS, Inc. and/or S&P. For the ABS Notes currently outstanding, credit enhancement includes over-collateralization, demand notes supported by letters of credit and cash reserves. The demand notes are obligations of ABCR to fund up to a maximum amount upon a demand by the trustee. Generally, the demand notes are supported by a letter of credit from a highly rated bank. The letters of credit may be called upon if the obligor on the demand note fails to fund in a timely manner. If the trustee draws on a letter of credit, ABCR will be obligated to reimburse the provider of the letter of credit.

Financial guaranty

Avis Budget Rental Car Funding has traditionally paid for each outstanding series of ABS Notes that are medium term notes (which excludes variable funding notes) to have the benefit of a financial guaranty insurance policy issued by a highly rated monoline insurance company. The insurance policy guarantees timely payment of interest and ultimate payment of principal on the ABS Notes. The monoline insurance companies each have a separate contract with Avis Budget Rental Car Funding governing the terms of issuance of the policy and receive all voting rights of the holders of the ABS Notes for the series covered by the policy. Avis Budget Rental Car Funding has not obtained financial guaranty insurance policies in connection with its most recent issuances of series of medium term notes and does not anticipate obtaining financial guaranty insurance with respect to future medium term ABS Notes.

Amortization events

The ABS Indenture and the supplements for each series of ABS Notes specify events that could cause a series of ABS Notes or all series of ABS Notes to amortize earlier than expected. Early amortization events include:

•	non-payment of interest, principal or premium amounts beyond the applicable grace period;

•	default in the performance by us of our obligations as the administrator of the AESOP ABS Facility (which do not constitute a financial guaranty of principal or interest of any series of notes);

•	deficiency in the amount of Avis Budget Rental Car Funding’s assets compared to the outstanding amount of Avis Budget Rental Car Funding’s notes beyond the grace period;

•	cross defaults to the leases and the loan agreements (each described below), including failure to pay rent or to comply with obligations under the AESOP transaction documents;

•	violation of any covenants that materially and adversely affect the noteholders of any series of ABS Notes beyond the grace period;

•	material inaccuracy of representations or warranties beyond the grace period;

•	events involving bankruptcy or insolvency of Avis Budget Rental Car Funding, ABCR, Avis or Budget;

•	failure to maintain adequate credit enhancement or adequate liquid credit enhancement beyond the grace period;

•	failure to maintain sufficient assets allocable to the series of ABS Notes beyond the grace period; and

•	failure to pay principal and interest by the expected final maturity for each class of ABS Notes issued under the series supplement.

An early amortization event would prevent Avis Budget Rental Car Funding from making loans under the loan agreements until each series of notes amortizing has been paid in full. Without the loans under the loan agreements, neither AESOP Leasing (a parent company of Avis Budget Rental Car Funding) nor AESOP Leasing Corp. II would be able to borrow funds to purchase cars or light trucks for use in the Avis or Budget rental car businesses. Unless waived by the holders of the ABS Notes (or the monoline insurance company providing financial guaranty insurance for any particular series of ABS Notes), an uncured early amortization event will usually lead to a forced sale of all or a portion of the cars and light trucks used in the Avis and Budget businesses by the trustee under the AESOP ABS Facility.

Loan agreements

Avis Budget Rental Car Funding uses proceeds from the ABS Notes to make secured loans to AESOP Leasing, an indirect limited purpose subsidiary of ABCR. Proceeds from the ABS Notes may also be used to make loans to AESOP Leasing Corp. II under a loan agreement, although no amount is currently outstanding by AESOP Leasing Corp. II. Proceeds from the loans are used to purchase cars and light trucks. AESOP Leasing and AESOP Leasing Corp. II each pledge substantially all of their assets to secure their obligations under the loan agreements.

AESOP Leasing and AESOP Leasing Corp. II each agree to maintain insurance for the vehicles leased under the leases, provide for the timely return of vehicles to the respective vehicle manufacturers, keep accurate records, provide notices, provide for maintenance of the vehicles, ensure that payments from manufacturers are deposited into the correct accounts, verify and maintain good and marketable title for the vehicles, arrange for any necessary sale of vehicles and maintain its business and properties. The loan agreements require that AESOP Leasing and AESOP Leasing Corp. II refrain from creating liens, limit their indebtedness, refrain from merging, limit their disposition and acquisition of assets, limit payment of dividends, limit their investments, limit the acquisition and redesignation of vehicles, restrict the maximum hold period for vehicles and limit the agreements they enter into and the types of business they conduct.

Leases

AESOP Leasing leases its cars and light trucks to us under an operating lease and a finance lease. ABCR guarantees the obligations of Budget and Avis under the finance lease. Under the operating lease, AESOP Leasing titles vehicles in its name or in the name of a person appointed on AESOP Leasing’s behalf to hold title to the vehicles. Under the finance lease, AESOP Leasing allows each lessee to title vehicles in the lessee’s name. Each lessee under the finance lease grants a security interest to the trustee in the vehicles leased under the finance lease. The finance lease also requires that the lessees pay additional rent to cover any difference between the depreciated value of leased vehicles and the amount received for the leased vehicles from a manufacturer under a manufacturer program or as sales proceeds from a sale at auction. Approximately 2.9% of our vehicles financed under the AESOP ABS Facility are leased under the finance lease.

In the leases, the lessees, ABCR, Avis and Budget, agree to maintain insurance for the vehicles leased under the leases, provide for the timely return of vehicles to the respective vehicle manufacturers, keep accurate records, provide notices, pay taxes and remove liens, provide for maintenance of the vehicles, ensure that payments from manufacturers are deposited into the correct accounts, arrange for any necessary disposition of vehicles, preserve security interests and maintain their businesses. The leases require that ABCR, Avis and Budget refrain from creating liens, refrain from merging, prevent unauthorized use of the vehicles, limit subleasing and limit the agreements they enter into.

Master Exchange Agreement

We and several of our subsidiaries purchase and dispose of vehicles used in our rental car business through a like-kind-exchange program, which is designed to comply with Section 1031 of the Code and the U.S. Treasury Regulations promulgated thereunder. The like-kind-exchange program allows the vehicle owner to defer realization of taxable gains and losses that would otherwise arise upon the disposition of a vehicle used in the rental car business.

Pursuant to a Master Agreement, dated as of June 3, 2004 (the “Master Exchange Agreement”), among AESOP Leasing, ABCR, Avis, Budget and AESOP Exchange Corporation, the vehicle owner can dispose of used vehicles and acquire new vehicles through an intermediary qualified under the U.S. tax code, rather than through a direct relationship with vehicle manufacturers. The Master Exchange Agreement also governs the terms of ownership of the vehicles, the use of cash within the like-kind-exchange program and the purchase of new vehicles with loan proceeds or amounts received from the sale of used vehicles.

When disposing of a vehicle through the like-kind-exchange program, the vehicle owner transfers one or more used vehicles to the qualified intermediary, who, in turn, either returns the vehicles to the manufacturer pursuant to a repurchase arrangement or sells the vehicles at a public auction. The qualified intermediary immediately transfers all proceeds received from vehicle sales to Avis Budget Rental Car Funding, which proceeds are automatically credited to us or reduce the outstanding principal amount of loans under a loan agreement between Avis Budget Rental Car Funding and AESOP Leasing.

In order to purchase a vehicle through the like-kind-exchange program, the qualified intermediary uses the proceeds of a loan made under a loan agreement between AESOP Leasing and Avis Budget Rental Car Funding to finance the acquisition of new vehicles. Using the loan proceeds, the qualified intermediary will purchase vehicles from a manufacturer. The qualified intermediary delivers all replacement vehicles to the subsidiary requesting the vehicle acquisition on the same day it receives the vehicles from the manufacturers.

Budget truck funding co-purchase facility

The “Budget Truck ABS Facility” is a domestic financing program consisting of debt facilities which we established to finance the Budget truck rental fleet. As of September 30, 2010, the Budget Truck ABS Facility had approximately $223 million of indebtedness outstanding. We use this facility primarily to finance rental vehicles of our Budget truck rental business. Indebtedness under this facility is currently evidenced by two series of notes (the “CPF Notes”) issued by Centre Point Funding LLC (“CPF”), an indirect limited purpose bankruptcy-remote subsidiary of ABCR. No other company currently owned by Avis Budget Group, including the Issuers, is obligated to make any payments on, or guarantee the Budget Truck ABS Facility.

As of December 31, 2009, CPF had one series of CPF Notes (the “Series 2006-1 CPF Notes”) outstanding which was issued under the Base Indenture, dated as of May 11, 2006 (the “CPF Indenture”). In March, 2010, CPF issued $200 million aggregate principal amount of its Series 2010-1 CPF Notes to finance our domestic truck rental fleet. The Series 2010-1 CPF Notes have a final payment date in 2016. At the time of closing of the Series 2010-1 CPF Notes, the CPF Indenture and the series supplement to the CPF Indenture for the Series 2006-1 CPF Notes were amended and restated to make certain technical amendments in connection with the issuance of the Series 2010-1 CPF Notes, which amendments provide for multiple operating leases and allow separate groups of trucks to serve as collateral for the CPF Notes supported by payments under the related lease. Trucks pledged as collateral to secure the Series 2006-1 CPF Notes or the Series 2010-1 CPF Notes can be sold at market value to pay down amounts outstanding. CPF pledges substantially all of its assets as security for the repayment of the CPF Notes.

Each series of CPF Notes has or will have the benefit of credit enhancement in the form and amount specified for the series of CPF Notes. Credit enhancement may consist of over-collateralization, which is the estimated value of trucks pledged above the amount of CPF’s indebtedness, cash or demand notes supported by letters of credit. The demand notes issued to provide credit enhancement are obligations of Budget Rent A Car System, Inc. to fund up to a maximum amount upon a demand by the trustee. Generally, the demand notes are supported by a letter of credit from a highly rated bank. The letters of credit may be called upon if the obligor on the demand note fails to fund in a timely manner. If the trustee draws on a letter of credit, ABCR will be obligated to reimburse the provider of the letter of credit.

In the CPF Indenture, CPF agrees to provide information and notices for the holders of the CPF Notes, maintain its business and properties, maintain its existence separate and apart from ABCR, Budget Rent A Car System, Inc. and Budget Truck Rental LLC (“BTR”), comply with laws, discharge and pay its obligations, maintain insurance for the trucks and provide for commercially reasonable disposition of the trucks. The CPF Indenture requires that CPF refrain from creating certain liens, limit its indebtedness, refrain from merging, refrain from paying distributions during an amortization event, limit the disposition of assets, limit its acquisition of assets, limit its investments and limit the agreements it enters into and the types of business it conducts.

Amortization events

The CPF Indenture specifies events that could cause the CPF Notes to amortize earlier than expected. Early amortization events that would cause all CPF Notes to amortize earlier than expected are set forth in the CPF Indenture and include:

•	non-payment of interest, principal or premium amounts beyond the applicable grace period;

•

default in the performance by BTR, a wholly-owned subsidiary of Budget Rent A Car System, Inc., of its obligations as the administrator of the Budget Truck ABS Facility (which do not constitute a financial guaranty of principal or interest of the CPF Notes) or of its obligations as lessee under the lease;

•	the premature termination of the lease;

•	deficiency in the amount of CPF’s assets compared to the outstanding amount of the CPF Notes beyond the grace period;

•	violation of covenants that materially and adversely affect the noteholders beyond the grace period;

•	material inaccuracy of representations or warranties beyond the grace period;

•	events involving bankruptcy or insolvency of CPF, BTR, Budget Rent A Car System, Inc. or ABCR;

•	failure to maintain adequate credit enhancement or adequate liquid credit enhancement beyond the grace period; and

•	failure to maintain sufficient assets allocable to each series of CPF Notes beyond the grace period.

An uncured early amortization event will usually lead to a forced sale of all or a portion of the trucks used in the Budget truck rental business by the trustee under the Budget Truck ABS Facility.

The commitment termination date for the Series 2006-1 CPF Notes was May 8, 2010. All interest and principal on the Series 2006-1 CPF Notes is due and payable on May 8, 2011, however, CPF intends to extend such maturity date to May 8, 2012 (although there can be no assurance that such maturity date will be extended). The interest rate of the Series 2006-1 CPF Notes varies each month, depending on the monthly funding costs with respect to each holder of the notes, the average outstanding amount during the given interest period and the number of days in the interest period.

CPF leases its trucks to BTR under operating leases for use in its truck rental fleet operations and ABCR guarantees BTR’s obligation under such leases. Under the operating leases, CPF titles trucks in its name or in the name of a person appointed on CPF’s behalf to hold title to the trucks. CPF currently leases trucks, and BTR has obligations as lessee under, two leases (each corresponding with a series of CPF Notes) on substantially similar terms.

In the leases, each of BTR, as lessee, and ABCR, as guarantor, agrees to maintain insurance for the trucks leased under the leases, keep accurate records, provide notices, pay taxes and remove liens, provide for maintenance of the trucks, arrange for any necessary disposition of trucks and maintain its business. The leases require that BTR (and that ABCR cause BTR to) refrain from creating liens with respect to leased trucks, refrain from merging, prevent unauthorized use of the trucks and limit the agreements it enters into.

Certain other indebtedness and lease financing transactions

In addition, as of September 30, 2010, we had:

•

an aggregate of approximately $5 million outstanding under various secured and unsecured foreign credit facilities (for those foreign credit facilities are denominated in currencies other than U.S. dollars, the approximate value of such outstanding amounts is based upon applicable currency exchange rates as of September 30, 2010);

•	an aggregate of approximately $12 million of truck lease financing; and

•	an aggregate of approximately $121 million outstanding under an Australian securitization financing.

WTH Car Rental ULC and WTH Funding Limited Partnership

WTH Car Rental ULC (“WTH Car Rental”) is an unlimited liability company formed under the laws of the Province of Alberta. WTH Car Rental issues securities and other obligations to finance the acquisition of motor vehicles to be included in the Company’s fleet of motor vehicles in Canada. WTH Car Rental generates income by leasing such vehicles to WTH Funding Limited Partnership (“WTH Funding”) pursuant to the terms of a Master Motor Vehicle Lease Agreement (the “Lease”) dated August 26, 2010.

WTH Funding is an Ontario limited partnership formed among Aviscar Inc., a subsidiary of Avis, and Budgetcar Inc., a subsidiary of Budget, as general partners and 2233516 Ontario Inc., a wholly owned subsidiary of Aviscar Inc. incorporated under the laws of the Province of Ontario, as the limited partner.

WTH Funding leases all vehicles obtained by it under the Lease to customers of Aviscar Inc. and Budgetcar Inc., each of which enters into vehicle rental agreements with such customers on behalf of WTH Funding. WTH Funding also acts as the administrator of WTH Car Rental, with Lord Securities Corporation, a corporation existing under the laws of the State of Delaware, having been retained as the back-up administrator. Fiserv Automotive Solutions, Inc., a corporation existing under the laws of the State of Delaware, has been retained to be the liquidation agent in respect of WTH Car Rental.

Financing has been obtained through the issuance of notes (“WTH Notes”) by WTH Car Rental secured by its assets and by security provided by WTH Funding. There are currently three Series of Notes outstanding being Series 2010-1, Series 2010-2 and Series 2010-3. The outstanding balance of WTH Notes as of September 30, 2010 was $345 million. WTH Car Rental purchases, owns, leases and sells prescribed classes of vehicles throughout Canada. In general, the purchase of vehicles by WTH Car Rental from dealers and manufacturers is funded directly or indirectly by the issuance of WTH Notes by WTH Car Rental or by equity contributions from WTH Funding.

The Aviscar and Budgetcar fleets are managed and administered by Aviscar Inc. and Budgetcar Inc., respectively, which service the fleets through WTH Funding. The terms of this structure are set out in various transaction documents including an amended and restated partnership agreement of WTH Funding, the Lease, a trust indenture, an administration agreement, a WTH Funding security agreement, an account control agreement, a back-up administration agreement and several supplemental indentures and note purchase agreements.

The transaction documents contain standard representations, warranties and covenants. Certain performance obligations of WTH Funding, WTH Car Rental or of the operating companies are guaranteed pursuant to guarantees provided by ABCR, which are guarantees of the performance of certain non-monetary servicing obligations of certain parties to the transaction documents and are not financial guarantees of any obligations to the holders of the WTH Notes (the “WTH Noteholders”).

The transaction documents also contain certain customary trigger or amortization events, including the occurrence of an event of default pursuant to the guarantees provided by ABCR. Upon the occurrence of certain events, if not waived by the requisite WTH Noteholders, the obligation of the WTH Noteholders to purchase additional WTH Notes or to make additional loans shall cease and, in some circumstances, the indenture trustee under the WTH Notes may proceed to enforce its rights in the security granted to it.

EXCHANGE OFFER

Purpose of the exchange offer

The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Old Notes were originally issued and sold on October 15, 2010, to the initial purchasers, pursuant to the purchase agreement dated October 7, 2010 and on November 18, 2010 pursuant to the purchase agreement dated November 15, 2010. The Old Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Old Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the exchange offer; period for tendering outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

(1) the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

(3) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and expenses” and “Transfer taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on January 28, 2011, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2) mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the heading “Conditions to the exchange offer” shall have not been satisfied,

(a) to delay accepting any Old Notes,

(b) to extend the exchange offer, or

(c) to terminate the exchange offer, or

(2) to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for tendering Old Notes through brokers and banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON JANUARY 28, 2011.

Deemed representations

To participate in the exchange offer, we require that you represent to us that:

(1) you or any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(4) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you acquired the Old Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

You may tender some or all of your Old Notes in this exchange offer. However, your Old Notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular Old Note not properly tendered;

(2) refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for brokers and custodian banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s

Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such Old Notes;

(2) Account number of the beneficial owner tendering such Old Notes;

(3) Principal amount of Old Notes tendered by such beneficial owner; and

(4) A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “Deemed representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal rights

You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Old Notes to be withdrawn;

(2) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions on the exchange offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange agent

We have appointed The Bank of Nova Scotia Trust Company of New York as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, EXCHANGE AGENT

By registered or certified mail, overnight delivery:

One Liberty Plaza

23rd Floor

New York, NY 10006

Attention: Patricia Keane

For Information Call:

(212) 225-5427

For facsimile transmission (for eligible institutions only):

(212) 225-5436

Confirm by Telephone:

(212) 225-5427

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and expenses

The principal solicitation is being made through DTC by The Bank of Nova Scotia Trust Company of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers employees and by persons so engaged by the exchange agent.

Accounting treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Old Notes provides for if we do not complete the exchange offer.

Consequences of failure to exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

(1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law or SEC policy;

(2) a law or SEC policy prohibits a holder from participating in the exchange offer;

(3) a holder cannot resell the Exchange Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4) a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

(2) a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Old Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF EXCHANGE NOTES

The Exchange Notes are to be issued under the Indenture. The Indenture under which the Exchange Notes are to be issued is the same indenture under which the Old Notes were issued. Any Old Note that remains outstanding after the completion with the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

The Indenture contains provisions that define your rights and govern the obligations of the Company under the notes. Copies of the form of the Indenture and the notes will be made available to prospective purchasers of the notes upon request, when available.

The following is a summary of certain provisions of the Indenture and the notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the TIA. The capitalized terms defined in “—Certain definitions” below are used in this “Description of Exchange Notes” as so defined. In this “Description of Exchange Notes,” any reference to a “Holder” or a “noteholder” refers to the registered holders of the notes; and reference to “the Company” is to ABCR and not any of its subsidiaries. Any reference to the “Issuers” is to ABCR and Avis Finance, as co-issuers and not to any of their subsidiaries.

Brief description of the notes

The notes will:

•	be general, unsubordinated obligations of the Issuers;

•	be unsecured;

•

be structurally subordinated to all existing and future Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than Subsidiaries that are or become Subsidiary Guarantors pursuant to the provisions described below under “—Guarantees”);

•	be limited to an aggregate principal amount of $600 million, subject to our ability to issue Additional Notes;

•	mature on January 15, 2019;

•	bear interest at the applicable rate per annum shown on the front cover of this prospectus from October 15, 2010, or from the most recent date to which interest has been paid or provided for;

•	be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•	be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See “Book entry, delivery and form”;

•	be pari passu in right of payment with all existing and future unsubordinated indebtedness of the Issuers; and

•

be unconditionally guaranteed on an unsubordinated basis by Avis Budget Group, Avis Budget Holdings, and each of the Company’s current and future Domestic Subsidiaries that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities.

Because the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Credit Facilities or other senior secured indebtedness, the assets of our company and the guarantors that secure other senior secured indebtedness will be available to pay obligations on the notes and the guarantees only after all Indebtedness under such other secured indebtedness has been repaid in full from such assets.

Principal, maturity and interest

The notes will be issued initially in an aggregate principal amount of $600 million. The notes will mature on January 15, 2019. Each note will bear interest at the applicable rate per annum shown on the front cover of this prospectus from October 15, 2010, or from the most recent date to which interest has been paid or provided for.

Interest on the notes will be payable semiannually in cash to Holders of record at the close of business on January 1 and July 1 immediately preceding the interest payment date, on January 15 and July 15 of each year, commencing January 15, 2011. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months and accrue from the date of original issuance.

Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain covenants—Limitation on indebtedness,” which will vote as a class with the notes and will be treated as a single class with the notes for all purposes under the Indenture.

Other terms

Principal of, premium, if any, and interest on, the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of the notes as such address appears in the Note register.

The notes will be issued only in fully registered form, without coupons. The notes will be issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and integral multiples of $1,000 in excess of $2,000.

Optional redemption

The notes will be redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on or after October 15, 2014, and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of each of the years set forth below:

Redemption Period	Price
2014	104.125%
2015	102.063%
2016 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time on or prior to October 15, 2013, the Company at its option may redeem notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the notes (including the principal amount of any Additional Notes), with funds in an aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 108.250% for the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if notes are redeemed, an aggregate principal amount of notes equal to at least 65% of the original aggregate principal amount of notes must remain outstanding after each such redemption of notes.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to October 15, 2014, the notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, with respect to a note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such note on October 15, 2014, such redemption price being that described in the second paragraph of this “Optional redemption” section plus (2) all required remaining scheduled interest payments due on such note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note on such Redemption Date; as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to October 15, 2014; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, or, to the extent a pro rata basis is not permitted, by such other method as such Trustee shall deem to be fair and appropriate, although no note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

Guarantees

The notes will be guaranteed by Avis Budget Group, our indirect parent company, Avis Budget Holdings, our direct parent company (collectively with Avis Budget Group, the “Parent Guarantors”), and each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities (collectively, the “Subsidiary Guarantors”). In addition, the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary or other Person that is not a Subsidiary Guarantor to guarantee payment of the notes and become a Guarantor.

Each Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably, fully and unconditionally Guarantee, on an unsecured unsubordinated basis the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the notes, whether for principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Each Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the applicable Holders in enforcing any rights under a Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, the Parent Guarantors and each Subsidiary Guarantor will automatically and unconditionally be released from all obligations under their Guarantees, and such Guarantees shall thereupon terminate and be discharged and of no further force or effect, (i) in the case of a Subsidiary Guarantor, concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein not prohibited by the terms of the Indenture (including the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” and “—Merger and consolidation”) by the Company or a Restricted Subsidiary or any other transaction, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated), provided that the release of obligations described in this clause (ii) shall not apply to Avis Budget Group, Inc., (iii) upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following or contemporaneously with the transfer of all of its assets to the Company or another Guarantor, provided that the release of obligations described in this clause (iii) shall not apply to Avis Budget Group, Inc., (iv) concurrently with a Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding. In addition, the Company will have the right, upon 5 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any such Guarantor shall be required to make a notation on the notes to reflect any such Guarantee or any such release, termination or discharge.

Ranking

The indebtedness evidenced by the notes (a) will be unsecured unsubordinated indebtedness of the Issuers, (b) will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Issuers and (c) will be senior in right of payment to all existing and future Subordinated Obligations of the Issuers to the extent set forth in the instrument containing the applicable subordination agreement. The notes are unsecured. In the event of a bankruptcy or insolvency, the Company’s secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

Each Subsidiary Guarantee will (a) be unsecured unsubordinated indebtedness of the applicable Subsidiary Guarantor, (b) will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of such Person and (c) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person to the extent set forth in the instrument containing the applicable subordination agreement. Each Subsidiary Guarantee is unsecured. In the event of a bankruptcy or insolvency, the secured lenders of each Subsidiary Guarantor will have a prior secured claim to any collateral securing the debt owed to them.

A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the notes. The notes, therefore, will be “structurally” subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that become Subsidiary Guarantors). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee. Such Subsidiary Guarantee, if any, therefore, will be “structurally” subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of notes will have the right to require the Company to repurchase all or any part of such notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase notes pursuant to this covenant in the event that it has exercised its right to redeem all of the notes as described under “—Optional redemption.”

The term “Change of Control” means:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”;

(ii)	the Company or the Parent merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner; or

(iii)	during any period of two consecutive years (during which period the Company has been a party to the Indenture), individuals who at the beginning of such period were members of the Board (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

In the event that, at the time of such Change of Control, the terms of any Bank Indebtedness restrict or prohibit the repurchase of the notes pursuant to this covenant, then prior to the mailing of the notice to applicable Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the notes as described under “—Optional redemption”), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase notes pursuant to the provisions described below. The Company’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under “—Defaults” below.

Unless the Company has exercised its right to redeem all the notes as described under “—Optional redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased; and (4) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No note will be repurchased in part if less than the Minimum Denomination in original principal amount of such note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, or (ii) notice of redemption has been given pursuant to the Indenture as described under the caption “—Optional redemption,” unless and until there is a default of the applicable redemption price.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this “Change of Control” covenant, the Company may comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on indebtedness” and “—Certain covenants—Limitation on liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. The Senior Credit Agreement is expected to, and the agreements governing future Indebtedness of the Company may, prohibit the Company from repurchasing the notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the

Company to repurchase the notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes. As described above under “—Optional redemption,” the Company also has the right to redeem the notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the notes have the right to require the Company to repurchase such notes.

Certain covenants

The Indenture contains covenants including, among others, the covenants as described below.

Limitation on indebtedness

The Indenture provides as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00 to 1.00.

(b)	Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)	Indebtedness Incurred pursuant to any Credit Facility (including, but not limited to, in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at anytime outstanding not exceeding in the aggregate the amount equal to $2,675 million;

(ii)	Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii)	Indebtedness represented by the notes, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in an exchange transaction pursuant to the Registration Rights Agreement, any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii), clause (b)(x) of this covenant, or paragraph (a) above;

(iv)	Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto;

(v)	Indebtedness consisting of (x) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (y) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary or (z) Guarantees required or reasonably necessary (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights;

(vi)	(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on indebtedness”), or (B) without limiting the covenant described under “—Limitation on liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on indebtedness”);

(vii)	Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)	Indebtedness of the Company or any Restricted Subsidiary in respect of (A) deductible obligations, self-insurance obligations, re-insurance obligations, completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (B) Hedging Obligations entered into for bona fide hedging purposes that are incurred in the ordinary course of business, or (C) the financing of insurance premiums in the ordinary course of business, or (D) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix)	Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings or with respect to potential liability of Aviscar Inc. or Budgetcar Inc., or their respective successors, in their capacity as partners in a Canadian Securitization Entity), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse, and (3) in the event that at anytime thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x)	Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi)	Indebtedness of the Company or any Restricted Subsidiary that (A) is in the form of a demand note or other promissory note, (B) is in favor of, or for the benefit of, any Unrestricted Subsidiary, and (C) serves as credit enhancement for any vehicle-related financing; and

(xii)	in addition to the items referred to in clauses (i) through (xi) above, Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount at anytime not exceeding an amount equal to 3.25% of Consolidated Tangible Assets.

(c)	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) or (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause), and may reclassify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses; (iii) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (i) of paragraph (b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included; and (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)	For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, and (z) the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Indenture provides as follows:

(a)

The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(i)	a Default shall have occurred and be continuing (or would result therefrom);

(ii)	the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness”; or

(iii)	the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, as determined in good faith by the Board, whose determination shall be conclusive and evidenced by a resolution of the Board) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on April 1, 2006 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which Consolidated Financial Statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B)	100% of the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary of Indebtedness that shall have been converted into or exchanged after the Issue Date for Capital Stock of the Company or any Parent (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Board) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C)	the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, cancellation of indebtedness for borrowed money owed by the Company or any Restricted Subsidiary to an Unrestricted Subsidiary, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (viii) of the following paragraph (b) (but only to the extent such amount is not included in Consolidated Net Income), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

(D)	in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of

Investments at anytime outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

(b)	The provisions of the foregoing paragraph (a) do not prohibit any of the following, so long as a Default shall not have occurred and be continuing (or would result therefrom) (each, a “Permitted Payment”):

(i)	any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary) or a substantially concurrent capital contribution to the Company; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (iii)(B) of the preceding paragraph (a);

(ii)	any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “—Limitation on indebtedness,” (x) from Net Available Cash to the extent permitted by the covenant described under “—Limitation on sales of assets and subsidiary stock,” (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of control” and, if required, purchased all notes tendered pursuant to the offer to repurchase all the notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iv)	the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, any outstanding principal amount of, plus accrued and unpaid interest on, Avis Budget Group’s 3.50% Convertible Senior Notes due 2014;

(v)	the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on or purchase or repurchase the common stock or equity of such Parent in an amount not to exceed in any fiscal year $25 million;

(vi)	notwithstanding the existence of any default or Event of Default, loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary to permit such Parent to make payments pursuant to (A) any Tax Sharing Agreement, or (B) to pay or permit any Parent to pay (1) any Parent Expenses or (2) any Related Taxes;

(vii)	payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(viii)	dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(ix)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “Certain covenants—Limitation on indebtedness” above;

(x)	distributions by a Special Purpose Entity organized outside the United States to its partners pursuant to a financing arrangement solely out of the cash flows of such Special Purpose Entity;

(xi)	Restricted Payments (including loans and advances) in an aggregate amount outstanding at anytime not exceeding an amount (net of repayments of such loans or advances) equal to 1% of Consolidated Tangible Assets;

(xii)	the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of the Company or any Restricted Subsidiary or any Parent held by any existing or former employees or management or directors of the Company or any Parent or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with (x) the death or disability of such employee, manager or director or (y) the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or directors; provided that in the case of clause (y) such redemptions or repurchases pursuant to such clause will not exceed $2.5 million in the aggregate during any twelve-month period plus the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance of such Capital Stock or equity appreciation rights to, or the exercise of options, warrants or other rights to purchase or acquire Capital Stock of the Company by, any current or former director, officer or employee of the Company or any Restricted Subsidiary; provided that the amount of such Net Cash Proceeds received by the Company and utilized pursuant to this clause (xii) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (a)(iii)(B) of the preceding paragraph; and provided, further, that unused amounts available pursuant to this clause (xii) to be utilized for Restricted Payments during any twelve-month period may be carried forward and utilized in the next succeeding twelve-month period; and

(xiii)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise.

provided, that (A) in the case of clauses (iii), (v), (vi)(B)(1) (but only such Parent Expenses referred to in clause (ii) and clause (iv) of the definition of “Parent Expenses”), (vii), (ix) and (xi), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments (but only to the extent such amount was not included as an expense in the calculation of Consolidated Net Income), and (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments.

Limitation on restrictions on distributions from restricted subsidiaries

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1)	pursuant to any agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the notes, the Senior Credit Facilities or any other Credit Facility;

(2)

pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3)	pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)	(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations, (J) in connection with or relating to any Vehicle Rental Concession Right or (K) that is included in the constating documents of a Special Purpose Entity;

(5)	with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6)	by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7)	pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not less favorable to the Holders of the notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary (C) of, or relating to Indebtedness of or a Financing Disposition by or to or in favor of, any Special Purpose Entity or (D) of a financing arrangement of a Special Purpose Entity organized outside the United States.

Limitation on sales of assets and subsidiary stock

The Indenture provides as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board, whose determination shall be conclusive (including as to the value of all non cash consideration);

(ii)	in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more other than in a sale of the Budget Truck Division for fair market value, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash; and

(iii)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A)	first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any senior indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board that will take longer than such 365 days to complete, the period of time necessary to complete such project;

(B)	second, if the balance of such Net Available Cash after application in accordance with clause (A) above exceeds $25.0 million, (such balance, the “Excess Proceeds”), to the extent of such Excess Proceeds, to make an offer to purchase notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other unsubordinated indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $50.0 million. If the aggregate principal amount of notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such notes and the denominator of which is the sum of the outstanding principal amount of the notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, and (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary.

(b)	In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase notes tendered pursuant to an offer by the Company for the notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $50.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No note will be repurchased in part if less than the Minimum Denomination in original principal amount.

(c)	To the extent that the provisions of any securities laws or regulations conflict with provisions of this “Limitation on sales of assets and subsidiary stock” covenant, the Company may comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue thereof.

Limitation on transactions with affiliates

The Indenture provides as follows:

(a)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(i)	such Affiliate transaction is entered into in good faith and the terms of such Affiliate Transaction are, taken as a whole, fair and reasonable to the Company or such Restricted Subsidiary; and

(ii)	if such Affiliate Transaction involves aggregate consideration in excess of $25.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors.

For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, the Company or such Restricted Subsidiary receives an opinion in customary form from a nationally recognized appraisal or investment banking firm to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

(b)	The provisions of the preceding paragraph (a) will not apply to:

(i)	any Restricted Payment Transaction;

(ii)	(1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary) or (4) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(iii)	any transaction with, including an investment in, the Company, any Restricted Subsidiary, or any Special Purpose Entity;

(iv)	any transaction arising out of the Separation and Distribution Agreement, dated as of July 27, 2006 (as amended, modified or supplemented in accordance with its terms), among Avis Budget Group, Inc., Realogy Corporation, Wyndham Worldwide Corporation and Travelport Inc. in existence on the Issue Date, and any payments made pursuant thereto;

(v)	any transaction in the ordinary course of business, or approved by a majority of the Board, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity;

(vi)	the execution, delivery and performance of any Tax Sharing Agreement;

(vii)	any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company;

(viii)	transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Subsidiaries, where such Affiliates hold less Indebtedness or Capital Stock than non-Affiliates and such Affiliates receive the same consideration as non-Affiliates in such transactions;

(ix)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(x)	transactions exclusively between or among the Company and any of its Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture.

Limitation on liens

The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future subsidiary guarantors

As set forth more particularly under “—Subsidiary guarantees,” the Indenture provides that the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company also has the right to cause any other Subsidiary to guarantee payment of the notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the notes. See “—Subsidiary guarantees.”

SEC reports

Prior to consummation of the exchange offer and when any notes under the Indenture are outstanding, the Company will provide to the Trustee and the holders of notes:

(a)	within 90 days after the end of the Company’s fiscal year, financial statements and management’s discussion and analysis of financial condition and results of operations substantially equivalent to that which would be required to be included in an Annual Report on Form 10-K of the Company were the Company subject to an obligation to file such a report under the Exchange Act;

(b)	within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, financial statements and management’s discussion and analysis of financial condition and results of operations substantially equivalent to that which would be required to be included in a Quarterly Report on Form 10-Q of the Company were the Company subject to an obligation to file such a report under the Exchange Act provided, however, that the reports set forth in clauses (a) and (b) above shall not be required to: (x) contain any certification required by any such form or the Sarbanes-Oxley Act of 2002, (y) include separate financial statements of any Guarantor or the Co-Issuer or (z) include any exhibit.

The Indenture provides that, following consummation of the exchange offer, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as any notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all applicable Holders, as their names and addresses appear in the Note register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed.

The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files with the SEC and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods specified by the applicable rules and regulations of the SEC, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company will comply with the other provisions of TIA § 314(a).

Merger and consolidation

The Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)	the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments;

(ii)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)	immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain covenants—Limitation on indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv)	each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v)	the Company will have delivered to such Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may assume compliance with the foregoing clauses (ii) and (iii) to the extent such opinion would otherwise be required to address financial matters or tests and, as to any matters of fact may rely on an Officer’s Certificate, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Person that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain covenants—Limitation on indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

Clauses (ii) and (iii) of the first paragraph of this “Merger and consolidation” covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges with or into or conveys or transfers all or part of its assets to the Company or (2) the Company consolidates with or merges with or into or conveys or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Defaults

An Event of Default is defined in the Indenture as:

(i)	a default in any payment of interest on any note when due, continued for 30 days;

(ii)	a default in the payment of principal of any note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii)	the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “—Merger and consolidation” above;

(iv)	the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “—Change of control” above (other than a failure to purchase notes);

(v)	the failure by the Company to comply for 60 days after notice with its other agreements contained in the notes or the Indenture;

(vi)	the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Subsidiary Guarantee;

(vii)	the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 30 days after such acceleration (the “cross acceleration provision”);

(viii)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the “bankruptcy provisions”);

(ix)	the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $50.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(x)	the failure of any applicable Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any applicable Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any applicable Subsidiary Guarantee, if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding notes of the applicable class have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding notes of the applicable class have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes of the applicable class are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on such Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes of the applicable class then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for notes). However, without the consent of each Holder of an outstanding note affected, no amendment or waiver may (i) reduce the principal amount of notes of the applicable class whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any note of the applicable class, (iii) reduce the principal of or extend the Stated Maturity of any note of the applicable class, (iv) reduce the premium payable upon the redemption of any note of the applicable class, or change the date on which any note of the applicable class may be redeemed as described under “—Optional redemption” above, (v) make any note of the applicable class payable in money other than that stated in such note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s notes of the applicable class on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s notes of the applicable class, or (vii) make any change in the amendment or waiver provisions described in this sentence.

Without the consent of any applicable Holder, the Company, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under such Indenture, to provide for uncertificated notes in addition to or in place of certificated notes, to add Guarantees with respect to the notes, to secure the notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to conform the text of the Indenture, the notes or any Subsidiary Guarantee to any provision of this “Description of Exchange Notes,” to provide additional rights or benefits to the Holders or make any change that does not materially adversely affect the rights of any Holder, to release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture, to provide for the appointment of a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a noteholder is a continuing consent by such noteholder and every subsequent Holder of all or part of the related note. Any such noteholder or subsequent holder may revoke such consent as to its note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under “—Certain covenants” and “—Change of control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “—Merger and consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its applicable Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under “—Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under “—Merger and consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Company).

Satisfaction and discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in such Indenture) as to all outstanding notes of the applicable class when (i) either (a) all notes of the applicable class previously authenticated and delivered (other than certain lost, stolen or destroyed notes, and certain notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation or (b) all notes of the applicable class not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the notes of the applicable class not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to, but not including, the date of redemption or their Stated Maturity, as the case may be; (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of such Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No personal liability of directors, officers, employees, incorporators and stockholders

No director, officer, employee, incorporator, equity holder, member or stockholder of any Issuer, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indenture, the notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each noteholder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Concerning the Trustee

The Bank of Nova Scotia Trust Company of New York is the Trustee under the Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the notes.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and exchange

A noteholder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require such noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption or purchase or to transfer or exchange any note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Governing law

The Indenture provides that it and the notes are and will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a sale or other disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under “—Merger and consolidation” or any disposition that constitutes a Change of Control, (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, (xv) the creation of a Permitted Lien and dispositions in connection with Permitted Liens, (xvi) dispositions of Investments or receivables, in each case in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, (xvii) the unwinding of any Hedging Obligation, or (xviii) the licensing of any intellectual property.

“Average Book Value” means, for any period, the amount equal to (x) the sum of the respective book values of Rental Vehicles of the Company and its Restricted Subsidiaries as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

“Average Interest Rate” means, for any period, the amount equal to (x) the total interest expense of the Company and its Restricted Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets), divided by (y) the Average Principal Amount of Indebtedness of the Company and its Restricted Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets).

“Average Principal Amount” means, for any period, the amount equal to (x) the sum of the respective aggregate outstanding principal amounts of the applicable Indebtedness as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Board” means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, “Board” means the Board of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Canadian Securitization Entity” means WTH Funding Limited Partnership, an Ontario limited partnership, any other special purpose entity formed for the purpose of engaging in vehicle financing in Canada including, without limitation, any other partnership formed from time to time and each of the special purpose entities that may be partners in WTH Funding Limited Partnership or in any other such partnerships, and any successor of the foregoing.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having a credit rating of “A” or better at the time of acquisition from either S&P or Moody’s, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Senior Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which Consolidated Financial Statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter of the four fiscal quarters ending prior to the Issue Date); provided, that

(1)	if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

(2)	if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination or the Indebtedness of any Special Purpose Subsidiary which is an Unrestricted Subsidiary is reduced (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale;

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period; and

(5)	if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred), and (v) the amount of any minority interest expense.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (x) Consolidated Vehicle Interest Expense and (y) amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements; provided, further, that notwithstanding the definition of “Consolidated Vehicle Interest Expense”, “Consolidated Interest Expense” shall include the interest expense in respect of Indebtedness that is secured by Liens incurred pursuant to clause (v) of the definition of “Permitted Liens”.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person;

(ii)	solely for purposes of determining the amount available for Restricted Payments under clause (a)(iii)(A) of the covenant described under “—Certain covenants—Limitation on restricted payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

(iii)	any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board);

(iv)	the cumulative effect of a change in accounting principles;

(v)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

(vi)	any unrealized gains or losses in respect of Currency Agreements;

(vii)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(viii)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(ix)	to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(x)	any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments); and

(xi)	any item classified as an extraordinary, unusual or non-recurring gain, loss or charge, including any fees and expenses and charges associated with the Separation Transactions and any acquisition, merger or consolidation after the Issue Date.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

“Consolidated Quarterly Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and “other intangibles, net,” in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case the payment of which is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date), provided, that:

(1)	if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Consolidated Secured Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio is an Incurrence of Consolidated Secured Indebtedness, Consolidated EBITDA and Consolidated Secured Indebtedness (to the extent it does not already include such Incurrence of Consolidated Secured Indebtedness) for such period shall be calculated after giving effect on a pro forma basis to such Consolidated Secured Indebtedness as if such Consolidated Secured Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Consolidated Secured Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Consolidated Secured Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

(2)	if since the beginning of such period Consolidated Secured Indebtedness has been Discharged or if the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio involves a Discharge of Consolidated Secured Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Secured Indebtedness (to the extent it does not already exclude such Discharge of Consolidated Secured Indebtedness) for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Consolidated Secured Indebtedness, including with the proceeds of such new Consolidated Secured Indebtedness, as if such Discharge had occurred on the first day of such period;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(5)	if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Secured Indebtedness for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

“Consolidated Tangible Assets” means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four; provided that for purposes of paragraph (b) of the covenant described in “—Certain covenants—Limitation on indebtedness”,”—Certain covenants—Limitation on restricted payments” and the definition of “Permitted Investment,” Consolidated Tangible Assets shall not be deemed to be less than $10,646 million.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than the notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, clause (b)(ix) of the covenant described under “—Certain covenants—Limitation on indebtedness,” to the extent not Incurred to finance or refinance the acquisition of Rental Vehicles, and minus (3) the Consolidated Vehicle Indebtedness as of such date.

“Consolidated Vehicle Depreciation” means, for any period, depreciation on all Rental Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness” means, as of any date of determination, the amount equal to either (a) the sum of (x) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets plus (y) the aggregate principal amount of other then outstanding Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Vehicles and/or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized officer of the Company (which determination shall be conclusive) or, at the Company’s option, (b) 90% of the book value of Rental Vehicles of the Company and its Restricted Subsidiaries (such book value being determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, on a pro forma basis including (x) any Rental Vehicles acquired by the Company or any Restricted Subsidiary since the end of such fiscal month and (y) in the case of any determination relating to any Incurrence of Indebtedness, any Rental Vehicles being acquired by the Company or any Restricted Subsidiary in connection therewith).

“Consolidated Vehicle Interest Expense” means, for any period, the sum of (a) the aggregate interest expense for such period on any Indebtedness (including costs associated with letters of credit related to such Indebtedness) of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets plus (b) either (x) the aggregate interest expense for such period on other Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Vehicles and/or any related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company’s option, (y) an amount of the total interest expense of the Company and its Restricted Subsidiaries for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Vehicles of the Company and its Restricted Subsidiaries minus (2) the Average Principal Amount for such period of any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Vehicles and/or related rights and/or assets.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Facilities” means one or more of (i) the Senior Credit Facilities, and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Determination Date” means, with respect to an Interest Period, the second London Banking Day preceding the first day of such Interest Period.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board, or one or more members of the Board of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the notes.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options, profits, interests, equity appreciation rights or other rights to acquire or purchase Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with a financing by a Special Purpose Entity or in connection with the Incurrence by a Special Purpose Entity of Indebtedness or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) any Restricted Subsidiary of a Restricted Subsidiary described in clause (a), and (c) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity to the extent possible with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “noteholder” means the Person in whose name a note is registered in the Note register.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)	the principal of indebtedness of such Person for borrowed money;

(ii)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)	the principal component of all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (except to the extent such reimbursement obligation relates to a Trade Payable or similar liability and such obligation is satisfied within 30 days of Incurrence);

(iv)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v)	all Capitalized Lease Obligations of such Person;

(vi)	the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price thereof calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board or the board of directors or other governing body of the issuer of such Capital Stock);

(vii)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons;

(viii)	the principal component of Indebtedness of other Persons, to the extent Guaranteed by such Person; and

(ix)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at anytime to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include January 14, 2011.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain covenants—Limitation on restricted payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s

“Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at anytime shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain covenants—Limitation on restricted payments.”

“Issue Date” means the first date on which notes are issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $5.0 million in the aggregate outstanding at anytime.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means an amount equal to all cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities, (v) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company, in either case in respect of such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, an amount equal to all the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, any Parent or the Trustee.

“Parent” means any of Avis Budget Group, Inc. and any Other Parent and any other Person that is a Subsidiary of Avis Budget Group, Inc., or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture, or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any Parent or for both such Parent and the Company, (iii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iv) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (v) other operational and tax expenses of any Parent incurred on behalf of the Company in the ordinary course of business, including obligations in respect of director and officer insurance (including premiums therefor); it being understood for purposes of this definition, that all operational and tax expenses of any Parent are deemed to be incurred on behalf of the Company if the Company’s activities represent substantially all of the operating activities of any Parent and all of its Subsidiaries and (vi) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permitted Holder” means any Person acting in the capacity of an underwriter in connection with a public or private offering of Voting Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i)	a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary, so long as such Person is primarily engaged in a Related Business;

(ii)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, so long as such Person is primarily engaged in a Related Business;

(iii)	Temporary Cash Investments or Cash Equivalents;

(iv)	receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)	any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock”;

(vi)	securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)	Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii)	Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain covenants—Limitation on indebtedness”;

(ix)	pledges or deposits (x) with respect to leases or utilities in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain covenants—Limitation on liens”;

(x)	(1) Investments in a Subsidiary, consisting of a demand note or promissory note of the Company or a Restricted Subsidiary issued in favor of or for the benefit of a Special Purpose Subsidiary and which serves solely as credit enhancement for any vehicle-related financing in such Special Purpose Subsidiary, (2) Investments by a Special Purpose Subsidiary which is a Restricted Subsidiary in any such demand note or other promissory note issued by the Company, any Restricted Subsidiary or any Parent to such Special Purpose Subsidiary which is a Restricted Subsidiary, provided that if such

Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company and (3) Investments made between Restricted Subsidiaries in connection with, or relating to, a Canadian Special Purpose Financing;

(xi)	bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)	notes;

(xiii)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent as consideration;

(xiv)	Management Advances;

(xv)	Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights (including any Investments referred to in the definition of the term “Vehicle Rental Concession Rights”);

(xvi)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain covenants—Limitation on transactions with affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph);

(xvii)	other Investments in an aggregate amount outstanding at any time not to exceed 1.0% of Consolidated Tangible Assets;

(xviii)	Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; and

(xix)	endorsements of negotiable instruments and documents in the ordinary course of business or pledges or deposits permitted under clause (c) of the definition of “Permitted Liens”.

If any Investment pursuant to clause (xvii) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xvii) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(a)	Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)	pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)	pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f)	Liens existing on, or provided for underwritten arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property, assets or substitute assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness, provided, that liens incurred under the Senior Credit Facilities or any Refinancing Indebtedness with respect thereto shall not be deemed to be permitted under this clause (f);

(g)	(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain covenants—Limitation on indebtedness”;

(i)	Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)	leases, subleases, licenses or sublicenses (including, without limitation, real property and intellectual property rights) to third parties;

(k)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), or (b)(ix) of the covenant described under “—Certain covenants—Limitation on indebtedness,” or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness Incurred in compliance with paragraph (b) of the covenant described under “—Certain covenants—Limitation on indebtedness,” (3) the notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, and (5) Indebtedness or other obligations of any Special Purpose Entity;

(l)	Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m)	Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n)	any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets or replacements thereof (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate, other than Liens incurred in compliance with clause (k) above or clause (v) below;

(p)	Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (4) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (5) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (6) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (7) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (8) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (9) on receivables (including related rights) or (10) arising in connection with repurchase agreements permitted under the covenant described under “—Certain covenants—Limitation on indebtedness,” on assets that are the subject of such repurchase agreements;

(q)	Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

(r)	other Liens securing obligations, which obligations do not exceed $50.0 million at any time outstanding;

(s)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “—Certain covenants—Limitation on indebtedness,” not to exceed $25 million;

(t)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(u)	Liens securing the notes and Subsidiary Guarantees;

(v)	Liens securing Indebtedness which is secured by Rental Vehicles so long as the aggregate amount of Indebtedness secured by such Rental Vehicles does not exceed the sum of (i) 75% of the estimated value of such Rental Vehicles and (ii) the aggregate amount of letters of credit supporting such Indebtedness; and

(w)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “—Certain covenants— Limitation on indebtedness,” provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 4.0 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Public Facility” means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator” means a Person that grants or has the power to grant a Vehicle Rental Concession.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of clause (b)(iv) of the covenant described under “—Certain covenants—Limitation on indebtedness,” Purchase Money Obligations shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Vehicles (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Vehicles).

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain covenants—Limitation on indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means any and all Taxes required to be paid by any Parent other than Taxes directly attributable to (i) the income of any entity other than any Parent, the Company or any of its Subsidiaries, (ii) owning stock or other equity interests of any corporation or other entity other than any Parent, the Company or any of its Subsidiaries or (iii) withholding taxes on payments actually made by any Parent other than to another Parent, the Company or any of its Subsidiaries.

“Rental Vehicles” means all passenger Vehicles owned by or leased to the Company or any Subsidiary that are or have been offered for lease or rental by any of the Company and its Restricted Subsidiaries in their vehicle rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Vehicles), including any such Vehicles being held for sale.

“Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain covenants—Limitation on restricted payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Senior Credit Facilities” or “Senior Credit Agreement” means the senior secured credit facilities entered into by ABCR as borrower, and certain of its subsidiaries, as subsidiary borrowers, with JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and the lenders party thereto from time to time, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under one or more credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Credit Facilities” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary, (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) or (z) any successor of any of the foregoing.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables, Vehicles of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Board and which shall, for greater certainty, include any Canadian Securitization Entity.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the notes pursuant to a written agreement.

“Subsidiary” of any Person means (x) any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person and/or (ii) one or more Subsidiaries of such Person or (y) any partnership, where more than 50% of the general partners of such partnership are owned or controlled, directly or indirectly, by (i) such Person and/or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under “—Certain covenants—Future subsidiary guarantors”. As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the notes.

“Subsidiary Guarantor” means each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities and any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and consolidation.”

“Taxes” means any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar tax, charges or assessments.

“Tax Sharing Agreement” means any tax sharing, indemnity or similar agreement of which Avis Budget Group, Inc. or any of its subsidiaries is or will be a party.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by

S&P or “A-2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb), as amended from time to time.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by such Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board in the manner provided below, (ii) any Special Purpose Subsidiary that is designated by the Board in the manner provided below and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 at the time of designation or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain covenants—Limitation on restricted payments.” The Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain covenants—Limitation on indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain covenants—Limitation on indebtedness.” Any such designation by the Board shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Vehicle Rental Concession” means any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights” means any or all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Company or any Restricted Subsidiary thereof under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Company or any Restricted Subsidiary and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession, and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Book-entry delivery and form

Except as described below, the Exchange Notes will be initially represented by one or more global bonds (“Global Bonds”) in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of Exchange Notes may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for the purposes of receiving payment on the Exchange Notes, receiving notices and for all other purposes under the Indenture and the Exchange Notes. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Notes under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Notes or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Notes is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Notes as to which such participant or participants has or have been given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of tendering Old Notes

The exchange of your Old Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until March 28, 2011 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters relating to the validity of the Exchange Notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Avis Budget Group Inc. and subsidiaries’ (for purposes of this paragraph only, the “Company”) Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The issuers and the guarantors (other than Avis Budget Group, Inc.) are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. Avis Budget Group, Inc., the indirect parent company of the issuers and a guarantor, is currently subject to the periodic reporting and other informational requirements of the Exchange Act, and Avis Budget Group, Inc. files annual, quarterly and current reports and other information with the SEC. Following the offering of the Exchange Notes, Avis Budget Group, Inc. will continue to file periodic reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement of which this prospectus forms a part, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). The SEC filings of Avis Budget Group, Inc. are also available free of charge at its Internet website (http://www.avisbudgetgroup.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference.

$600,000,000

Avis Budget Car Rental, LLC

Avis Budget Finance, Inc.

Exchange Offer for all Outstanding

8.25% Senior Notes due 2019

PROSPECTUS

December 28, 2010

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until March 28, 2011, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.